EQUITY PURCHASE AGREEMENT
by and among
BRIGHTSPHERE INC.,
TS&W INVESTMENT HOLDINGS LP,
THOMPSON, SIEGEL & WALMSLEY LLC,
WS&T INVESTMENT HOLDINGS GP LLC,
PENDAL USA INC.,
and (solely for purposes of Section 2.3.2(c), Article 7, and Section 11.17)
PENDAL GROUP LIMITED
dated as of May 9, 2021

Table of Contents

1.DEFINITIONS; CERTAIN RULES OF CONSTRUCTION	2

1.1 Definitions	2
1.2 Certain Other Definitions	17

2. THE PURCHASE AND SALE TRANSACTIONS; THE CLOSING	20

2.1 Purchase and Sale of the Company Transferred Interests	20
2.2 Closing	20
2.3 Closing Deliveries	20

3. PURCHASE PRICE AND OTHER PAYMENTS	22

3.1 The Closing Consideration	22
3.2 Adjusted Payments With Respect to the BSI Closing Consideration and the TS&W LP Closing Consideration.	26
3.3 Withholding	26

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	27

4.1 Organization	27
4.2 Power and Authority	27
4.3 Authorization of Governmental Authorities	27
4.4 Noncontravention	28
4.5 Capitalization	28
4.6 Litigation	28
4.7 No Brokers	28
4.8 Investment Intent	28
4.9 Disclaimer of Other Representations and Warranties	28

5. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES	29

5.1 Organization	29
5.2 Power and Authority	29
5.3 Authorization of Governmental Authorities	30
5.4 Noncontravention	30
5.5 Capitalization; Subsidiaries	30
5.6 Financial Matters	31

5.7 Absence of Undisclosed Liabilities	32
5.8 Absence of Certain Developments	32
5.9 Ownership of Assets	32
5.10 Real Property	33
5.11 Intellectual Property and Information Technology	33
5.12 Material Contracts	35
5.13 Legal Compliance; Permits; Registrations	37
5.14 Litigation; Outstanding Orders	40
5.15 Advisory Clients	41
5.16 Tax Matters	46
5.17 Employee Benefit Plans	47
5.18 Employment Matters	49
5.19 Affiliate Transactions	49
5.20 Insurance	49
5.21 No Brokers	50
5.22 Environmental Laws	50
5.23 Money Laundering Laws	50
5.24 Anti-Corruption	50
5.25 Sanctions	50
5.26 Disclaimer of Other Representations and Warranties	51

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER	51

6.1 Organization	52
6.2 Power and Authority	52
6.3 Authorization of Governmental Authorities	52
6.4 Noncontravention	52
6.5 Litigation	52
6.6 Availability of Funds	53
6.7 Acquisition for Investment	53
6.8 No Disqualification	53
6.9 No Brokers	54
6.10 Due Diligence Review	54

7. REPRESENTATIONS AND WARRANTIES OF PARENT	55

7.1 Organization	55
7.2 Power and Authority	55
7.3 Authorization of Governmental Authorities	55
7.4 Noncontravention	56
7.5 Litigation	56

7.6 Parent Listing, Capitalization, and Filings	56
7.7 Parent Consideration Shares	56

8. COVENANTS	57

8.1 Operation of the Business	57
8.2 Best Efforts	61
8.3 Press Releases and Public Announcements	62
8.4 Access to Information	62
8.5 Further Assurances	63
8.6 Fees and Expenses	63
8.7 Exclusivity	63
8.8 Advisory Client Consents	64
8.9 Employee and Restructuring Matters	67
8.10 Director and Officer Indemnification	67
8.11 Post-Closing Access to Books and Records	68
8.12 Tax Matters	69
8.13 BSI Trademarks	73
8.14 Section 15(f) of the Investment Company Act	73
8.15 Seed Capital Interests	74
8.16 Private Funds Division	74
8.17 Notification of Certain Matters	75
8.18 Confidentiality	75
8.19 Termination of Intracompany Arrangements	76
8.20 Data Room Copies	76

9. CLOSING CONDITIONS	76

9.1 Mutual Closing Conditions	76
9.2 Closing Conditions of the Buyer	77
9.3 Closing Conditions of the Sellers	77

10. TERMINATION AND REMEDIES	78
10.1 Termination of Agreement	78
10.2 Effect of Termination	79

11. MISCELLANEOUS	79

11.1 No Survival; Representations and Warranties Insurance	79
11.2 Release	80
11.3 Notices	81

11.4 Succession and Assignment; No Third-Party Beneficiary	83
11.5 Amendments and Waivers	83
11.6 Entire Agreement	84
11.7 Counterparts; Electronic Signature	84
11.8 Severability	84
11.9 Headings	84
11.10 Construction	84
11.11 Specific Performance	84
11.12 Governing Law	85
11.13 Jurisdiction; Venue; Service of Process	85
11.14 Waiver of Jury Trial	86
11.15 Non-Recourse	86
11.16 Waiver of Conflicts	86
11.17 Parent Guaranty	88

SCHEDULES

Schedule 6.8	Exceptions to Section 6.8.3
Schedule 8.9.1	Investment Management Bonus Award
Schedule 8.12.5	Allocation Schedule

EXHIBITS

Exhibit A	Company Transferred Interests
Exhibit B	Working Capital
Exhibit C	BSI Trademarks
Exhibit D	Seed Capital Interests
Exhibit E	Base Date Assets Under Management
Exhibit F	TS&W LP Consideration Terms
Exhibit G	Form of Required Deed
Exhibit H	Key Person Trigger

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of May 9, 2021 (as the same may be amended or otherwise modified in accordance with the terms hereof, this “Agreement”), is made by and among BrightSphere Inc., a Delaware corporation (“BSI”); TS&W Investment Holdings LP, a Delaware limited partnership (“TS&W LP” and, together with BSI, the “Sellers”); Thompson, Siegel & Walmsley LLC, a Delaware limited liability company (the “Company”); WS&T Investment Holdings GP LLC, a Delaware limited liability company (“WS&T GP”); Pendal USA Inc., a Delaware corporation (the “Buyer”); and (solely for purposes of Section 2.3.2(c), Article 7, and Section 11.17) Pendal Group Limited, an Australian public company incorporated under the Corporations Act (“Parent” and, together with the Sellers, the Group Companies, the Buyer, and WS&T GP, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, BSI owns an LLC Interest (as defined in the Company LLC Agreement) in the Company that as of the date of this Agreement represents a seventy-four and one-tenth percent (74.1%) percentage interest in the Company and that, as a result of the Restructuring, immediately prior to the Closing will represent a seventy-five and one-tenth percent (75.1%) percentage interest in the Company (the “BSI Company Equity Interest”);

WHEREAS, TS&W LP owns an LLC Interest (as defined in the Company LLC Agreement) in the Company that as of the date of this Agreement represents a twenty-five and nine-tenths percent (25.9%) percentage interest in the Company and that, as a result of the Restructuring, immediately prior to the Closing will represent a twenty-four and nine-tenths percent (24.9%) percentage interest in the Company (the “TS&W LP Company Equity Interest” and, together with the BSI Company Equity Interest, the “Company Transferred Interests”);

WHEREAS, the Company Transferred Interests constitute as of the date of this Agreement, and will constitute immediately prior to the Closing, one hundred percent (100%) of the issued and outstanding Capital Stock of the Company;

WHEREAS, subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Company Transferred Interests;
WHEREAS, WS&T GP, on behalf of TS&W LP (giving effect to the Restructuring), desires to direct that certain consideration payable by the Buyer to TS&W LP in connection with the Buyer’s purchase of the TS&W LP Company Equity Interest be paid to the TS&W Partners, as further described herein;

WHEREAS, in connection with its execution and delivery of this Agreement, the Buyer shall acquire a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”);
WHEREAS, in connection with its execution and delivery of this Agreement, the Buyer is entering into employment agreements with certain senior executive employees of the

Company, such agreements to be effective upon, and such effectiveness to be contingent upon the occurrence of, the Closing; and

WHEREAS, the Parties hereto desire to make the representations, warranties, covenants, and agreements specified in this Agreement in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, applied in a manner consistent with the accounting principles, practices, procedures, and methodologies used by the Group Companies for purposes of preparation of their audited financial statement as of, and for the fiscal year ended, December 31, 2020, which principles, practices, procedures, and methodologies only deviated from GAAP as set forth on Section 1.1 of the Company Disclosure Letter.

“Acquisition Proposal” means any proposal or offer (in each case, other than from the Buyer and its Representatives) relating to the direct or indirect acquisition, whether structured as a sale of equity, sale of assets, merger, recapitalization, reorganization, or otherwise, by any person or “group” (as defined under Section 13(d) of the Exchange Act) of any portion of the BSI Company Equity Interest or the TS&W LP Company Equity Interest or any assets of any of the Group Companies equal to 5% or more of the value of the assets of the Group Companies or to which 5% or more of the revenues or earnings of the Group Companies are attributable.

“Action” means any action, claim, suit, litigation, complaint, investigation, audit, examination, or proceeding by or before any Governmental Authority.

“Adjusted Assets Under Management” means, for each account of each Advisory Client, as of any particular determination date, the Base Date Assets Under Management for such account; provided that (a) such calculation shall be adjusted for all net cash flows with respect to the assets under management with respect to such account (including all additions, redemptions, withdrawals, or deposits of additional funds, or notices of addition, redemption, withdrawal or deposit of additional funds that are reasonably expected to be funded or withdrawn within a reasonable period of time following the respective dates thereof occurring after the Base Date and through such determination date, and (b) no account shall have Adjusted Assets Under Management of less than $0; provided, further, that Adjusted Assets Under Management with respect to any Advisory Client who becomes an Advisory Client after the Base Date shall be determined using the initial net assets under management for such Advisory Client and shall thereafter be adjusted as set forth in this definition. For the avoidance of doubt (x) the calculation of Adjusted Assets Under Management (and any resulting calculation of Revenue Run Rate) shall in no event take into account, and such calculation shall otherwise exclude, any increase or decrease in net assets under management in any account of any Advisory Client to the extent resulting from market appreciation or depreciation or any fluctuations in the value of any currency, in each case, that occurs after the Base Date; (y) dividends and interest reinvested in the account of an Advisory Client shall be included in the calculation of Adjusted Assets Under Management (and any resulting calculation of Revenue Run Rate); and (z) net cash flows will be added or subtracted based on the amount of such flows.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Client” means each Person to whom a Group Company provides Investment Advisory Services pursuant to an Advisory Contract. For the avoidance of doubt, this includes (a) any Public Fund and any other pooled investment vehicle to which a Group Company provides such services pursuant to an Advisory Contract, but does not include investors in a Public Fund or other pooled investment vehicle and (b) any sponsor of a wrap account or management account program to which a Group Company provides such services pursuant to an Advisory Contract, but does not include any individual investor therein unless a Group Company has entered into an Advisory Contract with such individual investor (i.e., so-called “dual contract” programs).

“Advisory Contract” means any investment advisory, investment sub-advisory, investment management, or similar Contract pursuant to which a Group Company provides Investment Advisory Services to any Client.

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such specified Person at such time, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by Contract, or otherwise. Notwithstanding the generality of the foregoing, no Advisory Client shall be, or shall be deemed to be, an Affiliate of a Group Company for any purpose under this Agreement.

“Affiliate Client” means an Advisory Client that is a Group Company or an Affiliate of a Group Company. For the avoidance of doubt, “Affiliate Client” shall not include third-party accounts held at Affiliates of a Group Company that are invested in any Public Fund or Private Fund.

“Applicable Fees” means investment advisory, investment management, subadvisory or similar fees, in each case, for all Advisory Clients payable to any Group Company pursuant to the applicable Advisory Contract or each Advisory Client that is in effect as of any date of determination (excluding, for the avoidance of doubt, any performance-based (including adjustments to fee rates with respect to any fulcrum fees), incentive, administrative, transfer agency or similar fees payable to such Group Company).

“Arbiter” means an independent and nationally prominent accounting or valuation firm with expertise in disputes of the type contemplated by Article 3 and that is mutually acceptable to BSI and the Buyer; provided that if BSI and the Buyer are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Arbiter.

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means the Australian Securities Exchange Limited.

“Base Date” means 11:59 p.m., prevailing New York, New York time, on April 30, 2021.

“Base Date Assets Under Management” means, for each account of each Advisory Client, the respective amounts set forth on Exhibit E attached hereto.

“Base Date Revenue Run Rate” means the aggregate Revenue Run Rate for all accounts of all Advisory Clients determined as of the Base Date as set forth on Exhibit E attached hereto.

“BSI Equity Value Adjustment” means an amount equal to (a) seventy-five and one-tenth percent (75.1%) multiplied by (b) the sum of (i) the amount by which Closing Working Capital is greater than Target Working Capital, minus (ii) the amount by which Target Working Capital is greater than Closing Working Capital, minus (iii) the Closing Debt, and minus (iv) the Transaction Expenses. The BSI Equity Value Adjustment may be a positive or a negative amount.

“BSI Purchase Price” means $240,000,000.

“BSI Trademarks” means (a) all trademarks, service marks, trade dress, trade names, logos, social media accounts and domain names owned or purported to be owned by BSI or any of its Affiliates (other than the Group Companies) and listed on Exhibit C hereto and (b) any trademarks, service marks, trade dress, trade names, logos, social media accounts and domain names confusingly similar to, derived from, or constituting a part, combination or variation of any of the foregoing, and all rights in any jurisdiction and all goodwill associated with any of the foregoing.

“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York or Sydney, Australia are authorized or required by applicable Legal Requirements to be closed.

“Buyer Fundamental Representations” means Section 6.1 (Organization), Section 6.2 (Power and Authority), and Section 6.8 (No Brokers).

“Capital Stock” means all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, any and all warrants, options, convertible or exchangeable securities, or other rights to purchase or otherwise, acquire any of the foregoing, and any and all stock appreciation rights, phantom equity rights, and other similar rights or Contracts, in each case, whose value or price is derived from or based upon the value or price of any of the foregoing.

“Cash” means all cash, cash equivalents, marketable securities, and short term investments, and shall in any case be increased by the amount of all received but uncleared checks and wires received by the applicable Person prior to the time at which Cash is determined, but shall be reduced by (a) the amount of all issued but uncleared checks and wires issued by the applicable Person prior to such time and (b) all Seed Capital Interests.

“Catch-Up Payment” means, as of the close of business on the last day of the Catch-Up Period, an amount (not less than $0) equal to (a) the Revenue Run Rate Adjustment finally determined as part of the Adjusted BSI Closing Consideration and the Adjusted TS&W LP Closing Consideration, minus (b) the Revenue Run Rate Adjustment, recomputed by no longer treating Non-Consenting Advisory Clients who provide consents and approvals pursuant to Section 3.2 hereof on or prior to such date of calculation as Non-Consenting Advisory Clients, and instead including such Advisory Clients within the computation of Closing Revenue Run Rate. For the avoidance of doubt, for purposes of clause (b) in the immediately preceding sentence, those Non-Consenting Advisory Clients (other than any Non-Consenting Advisory Client that is a Public Fund, including any Sub-Advisory Public Fund) who have not provided consents and approvals pursuant to Section 3.2 but who are still paying their Applicable Fees on the date of calculation shall not be treated as Non-Consenting Advisory Clients and such Advisory Clients shall be included within the numerator of the computation of Closing Revenue Run Rate.

“Catch-Up Period” means the period commencing on the Closing Date and ending on the earlier of (a) the one-hundredth (100th) day following the Closing Date and (b) the date on which the Buyer and its Affiliates (including the Group Companies) have received sufficient consents and approvals from Advisory Clients who were Non-Consenting Advisory Clients as of the Closing Date pursuant to Section 3.2 hereof, such that the Revenue Run Rate Adjustment, recomputed by no longer treating such Non-Consenting Advisory Clients as such and instead including such Advisory Clients within the computation of Closing Revenue Run Rate, would be equal to $0.

“Client Consent Percentage” means the fraction, expressed as a percentage, having a numerator equal to the Closing Revenue Run Rate and a denominator equal to the Base Date Revenue Run Rate.

“Closing Revenue Run Rate” means the aggregate Revenue Run Rate for all accounts of all Advisory Clients determined as of the Determination Date; provided that the calculation of Closing Revenue Run Rate shall (a) exclude all Non-Consenting Advisory Clients and their respective Adjusted Assets Under Management; (b) include Advisory Clients and their respective Adjusted Assets Under Management that become Advisory Clients after the Base Date other than any such Advisory Clients that are Non-Consenting Advisory Clients; and (c) exclude Advisory Clients and their respective Adjusted Assets Under Management that become Advisory Clients after the Base Date and that are the Buyer or an Affiliate of the Buyer. With respect to Advisory Clients that become Advisory Clients after the Base Date solely as a result of written arrangements made by the Buyer or one of its Affiliates after the date hereof: (x) such Advisory Clients shall be excluded from the computation of Closing Revenue Run Rate to the extent of any fees that are principally negotiated by the Buyer or any of its Affiliates and (y) such Advisory Clients shall be included in the computation of Closing Revenue Run Rate to the extent of any fees (and whether payable to a Group Company or to Buyer or any of its Affiliates) that are in excess of those that are principally negotiated by the Buyer or any of its Affiliates. Except as set forth otherwise in this definition, Closing Revenue Run Rate shall in all respects be calculated using the same methodology used to calculate Base Date Revenue Run Rate.

“Closing Debt” means Debt of the Group Companies calculated as of the Determination Date.

“Closing Working Capital” means Working Capital calculated as of the Determination Date; provided that items consisting of Taxes shall be calculated as of the end of the day on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Company LLC Agreement” means that certain Third Amended and Restated limited liability company agreement of the Company, dated as of April 6, 2009, as amended by (a) Amendment No. 1, effective April 1, 2010; (b) Amendment No. 2, effective April 1, 2011; and (c) Amendment No. 3, effective April 9, 2018 (as the same may be amended or otherwise modified in accordance with the terms thereof).

“Contract” means, with respect to any Person, any contract, contractual obligation, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or undertaking, whether written or oral.

“Corporations Act” means the Corporations Act 2001 (Cth of Australia).

“COVID-19 Actions” means any commercially reasonable actions taken (or not taken) by any Group Company (a) as a reasonably necessary response to the COVID-19 pandemic (i) to protect the health and safety of the Group Companies’ employees and other individuals having dealings with the Group Companies or (ii) in response to business disruptions caused by the COVID-19 pandemic, or (b) pursuant to any Legal Requirement, directive, pronouncement or guideline issued by a Governmental Authority providing for restrictions that relate to, or arise out of, the COVID-19 pandemic.

“Debt” means, with respect to any Person, all obligations of such Person (a) for borrowed money or in respect of loans or advances; (b) evidenced by notes, bonds, debentures, other debt instruments or debt securities, or similar Contracts; (c) any obligation relating to leases that are classified as capital or finance leases in the Financials, or that are required to be so classified in accordance with the Accounting Principles (but excluding leases classified as operating leases in the Financials, or that are required to be so classified in accordance with the Accounting Principles); (d) under any interest rate swap, collar, forward contract, currency or other similar hedging arrangement or Contract (with the amount of such obligation, if any, determined in accordance with the Accounting Principles as if such arrangement or Contract were terminated in accordance with its terms at the Closing; (e) under any performance bond, banker’s acceptance, surety bond, letter of credit, or similar instrument, but in each case only to the extent actually drawn and outstanding; (f) for the deferred and unpaid purchase price of property, assets, securities, or services, including all earn-out payments and seller notes in connection with prior acquisitions, but excluding trade payables and other current liabilities entered into in the ordinary course of business; (g) any declared but unpaid dividends or distributions owed to the Sellers; (h) all unpaid severance obligations accrued prior to the Closing (including the employer portion of any applicable payroll Taxes) and any obligations (including payroll Taxes) deferred pursuant to the CARES Act; (i) in respect of termination fees, prepayment penalties, “breakage costs,” or similar payments associated with the repayment of such Debt on the Closing Date; (j) in the nature of guarantees or other similar obligations for any of the items described in clauses (a) through (i) above of any other Person; and (k) accrued but unpaid interest arising with respect to any of the items described in clauses (a) through (j) above. For the avoidance of doubt, and notwithstanding the generality of the foregoing, in no event shall Debt include any obligation of such Person (i) for deferred revenue, (ii) for the endorsement of a negotiable instrument in the ordinary course of business, (iii) for intercompany indebtedness or other obligations among the Group Companies to the extent eliminated in consolidation, (iv) that is included in Working Capital, (v) that is incurred by the Buyer or any or its Affiliates or any Group Company in connection with the Closing at the direction of the Buyer or any of its Affiliates, or (vi) for Taxes (other than pursuant to clause (h) above).

“Determination Date” means 11:59 p.m., prevailing New York, New York time, on the Business Day immediately prior to the Closing Date; provided that if any Group Company engages in any transaction or takes any action after the Determination Date but prior to the Closing that would have otherwise reduced Cash or increased Debt or Transaction Expenses, in each case as of the Determination Date, then those transactions and actions shall be deemed to have occurred as of the Determination Date for purposes of Article 2 and Article 3.

“Encumbrance” means any charge, lien, covenant, easement, title defect, pledge, security interest, lease, sublease, license, mortgage, deed of trust, right of first refusal, right of first offer, option or other similar claim or restriction on title of any kind, character, or description.

“Environmental Laws” means any Legal Requirement concerning or relating to the environment, hazardous substances, or human health and safety (including workplace, industrial hygiene, and fire safety).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Invoice” means, with respect to any Transaction Expenses Payee, a final invoice stating the amount necessary to pay in full the Transaction Expenses in respect of such applicable Transaction Expenses Payee.

“Fraud” means a Person’s (a) actual (as opposed to constructive) knowledge of such Person of a misrepresentation set forth in Article 4, Article 5, Article 6, or Article 7 (each, as modified by applicable sections or the subsections of the Seller Disclosure Letter or the Company Disclosure Letter), as the case may be; (b) the intention of such Person that the counterparty rely on such misrepresentation; and (c) such counterparty’s actual reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Fund Documents” means with respect to an Advisory Client that is a pooled investment vehicle, the then-current (a) limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, agreement and declaration of trust, or similar governing document governing the operations of any entities that comprise such pooled vehicle and (b) offering documents (if any) of such pooled vehicle.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means (a) any supranational, federal, state, local or foreign governmental, regulatory, administrative or other public body, agency, division, subdivision, department, bureau, office, board, instrumentality, commission or authority; (b) any non-governmental body, agency, division, subdivision, department, bureau, office, board, instrumentality, commission or authority exercising or having the authority to exercise under applicable Legal Requirements any executive, legislative, judicial, administrative or regulatory functions (including any SRO); and (c) any court, arbiter or administrative or arbitration tribunal with applicable jurisdiction.

“Group Companies” means the Company and each of its Subsidiaries, if any.

“Group Company Intellectual Property” means any and all (a) Group Company Owned Intellectual Property, (b) Group Company Licensed Intellectual Property, and (c) Intellectual Property rights used primarily in the operations of their business.

“Group Company Licensed Intellectual Property” means any and all Intellectual Property that is licensed or sublicensed, or purported to be licensed or sublicensed, to any Group Company, or for which the Group Companies have obtained, or have purported to have obtained, a covenant not to be sued.

“Group Company Owned Intellectual Property” means any and all Intellectual Property that is owned by or purported to be owned by any Group Company. For the avoidance of doubt, Group Company Owned Intellectual Property shall include Group Company Registered Intellectual Property.

“Group Company Registered Intellectual Property” means any and all registrations of and applications to register Group Company Owned Intellectual Property with or before any Governmental Authority or domain name registrar.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by or with respect to income or gains and any similar Taxes.

“Intellectual Property” means any and all of the following, and all rights therein or arising therefrom: (a) patents, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof; (b) copyrights, other works of authorship, databases, and mask works (whether registered or unregistered); (c) trademarks, trade names, trade dress, service marks, service names, logos, brand names, corporate names, and other indicia of source or origin (whether registered, common law, statutory, or otherwise), together with all goodwill associated therewith or symbolized thereby; (d) domain names, (e) design rights, (f) Trade Secrets; (g) Software; (h) any and all registrations, applications, and recordings relating to any of the foregoing; and (i) similar, corresponding, or equivalent intellectual property or proprietary rights anywhere in the world.

“Invested Capital” means any investment by a Group Company or any of their respective Affiliates in a Public Fund or Private Fund, including the Seed Capital Interests.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including sub-advisory services or any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“Key Person Trigger” means either (a) the person listed on part 1 of Exhibit H attached hereto shall have had their employment with the Group Companies terminated following the date hereof and prior to the Closing as a result of either death or disability or (b) at least two (2) of the persons listed on part 2 of Exhibit H attached hereto shall have had their employment with the Group Companies terminated following the date hereof and prior to the Closing as a result of either death or disability.

“Knowledge” means, with respect to each Seller or the Group Companies, as applicable, the actual knowledge, after reasonable inquiry of those individuals who are employees of the Group Companies with responsibility for the matter in question, of those persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Legal Requirement” means any federal, state, municipal, local, foreign, international or other constitution, law (including common law), treaty, statute, legislation, ordinance, code, rule, approval, Order, regulation, decision, or other similar requirement or agreement that is or has been issued, enacted, adopted, approved, promulgated, applied, or otherwise put into effect by or under the authority of any Governmental Authority having applicable jurisdiction (including ASIC and the ASX in connection with the Securities Offering), and in each case including applicable Securities Laws.

“Liabilities” means any and all Debt, liabilities, commitments, or obligations of any kind, nature, or character, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off‑balance sheet, and including those arising under any Contract, Action, or Order.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance, or occurrence (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, financial condition, or results of operations of the Group Companies, taken as a whole; provided that no Effect resulting from or arising out of any of the following, whether alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any trade wars or general political, social, economic, financial, capital market, credit market, financial market, or industry-wide conditions, including, in each case, any changes in any of the foregoing; (b) natural or man-made disasters, calamities, emergencies, acts of God, hurricanes, floods, cyclones, tornadoes, storms, or earthquakes, or acts of war, hostilities, sabotage, or terrorism, protests or social unrest (whether or not violent), an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (c) epidemics, pandemics, other outbreaks of infectious disease, including in each case the so-called novel coronavirus or COVID-19, an escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing; (d) regulatory changes, changes in Legal Requirements, changes in GAAP or the interpretation, or changes in the interpretation, of any of the foregoing; (e) any stoppage, shut down, abnormal operations, or changes in operating practices or procedures of any Governmental Authority; (f) any action taken by the Sellers or any Group Company that is required or contemplated by this Agreement or that is taken at the Buyer’s written request or the failure to take any action by the Sellers or any Group Company if taking such action is prohibited by this Agreement; (g) the fact that the prospective owner of the Group Companies is the Buyer or any Affiliate of the Buyer; (h) any loss of, or change in, the relationship of any Group Company, contractual or otherwise, with any of their Advisory Clients, employees, customers, suppliers, or other business relations arising out of the execution, delivery, or performance of this Agreement, the contemplated consummation of the transactions contemplated hereby, or the announcement of any of the foregoing; (i) any failure by a Group Company to meet business plans, projections, estimates, expectations, budgets, or forecasts of any kind or for any period (provided that the facts and circumstances giving rise to such failures may (if such facts and circumstances are not otherwise excluded from the determination of a Material Adverse Effect hereunder) be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); or (j) any breach of this Agreement, or other action taken, by the Buyer or any of its Representatives or financing sources after the date hereof; except, in the case or each of clauses (a), (b), (c), (d), and (e), to the extent that any such Effect has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to the adverse effect such Effect has on other similarly situated businesses engaged in the same or similar lines of business as the Group Companies.

“Non-Consenting Advisory Clients” means each Advisory Client that has not consented, and has not been deemed to have consented, in accordance with Section 8.8 or otherwise, to the “assignment” (as defined in the Advisers Act) of the relevant Advisory Contract resulting from the consummation of the transactions contemplated under this Agreement, including any Advisory Client that is a Public Fund and that has not entered into a new investment advisory agreement (not including an interim advisory agreement under Rule 15a-4 under the Investment Company Act) with a Group Company, or the Buyer or one of its Affiliates, in accordance with applicable Legal Requirements. Without limiting the generality of the foregoing, in the event of the occurrence of a Key Person Trigger (a) all Advisory Clients for whom the person or persons who served as the principal portfolio manager and whose death or disability gave rise to the Key Person Trigger shall automatically as of the occurrence of such Key Person Trigger be deemed to be Non-Consenting Advisory Clients, notwithstanding that such Advisory Clients may have previously provided consent prior to the occurrence of such Key Person Trigger and (b) any such Advisory Clients shall remain Non-Consenting Advisory Clients until, after being informed of such death or disability, they confirm in writing their consent to the assignment of the relevant Advisory Contract resulting from the consummation of the transactions contemplated under this Agreement as contemplated by the immediately preceding sentence.

“Off-the-Shelf Software” means commercially available Software that has not been materially modified or customized for any Group Company, licensed or obtained from a third party on non-discriminatory terms generally available to the public.

“Offer Materials” means all documents prepared by, or on behalf of, Parent or distributed on its behalf in connection with the Securities Offering, including (a) any investor presentation or other document released by it to the ASX, (b) any confirmation or allocation letters issued to participants in the Securities Offering, (c) any share purchase plan booklet to be distributed to its shareholders, (d) any application forms issued in connection with the Securities Offering, (e) any statements issued pursuant to Section 708A(5)(e) of the Corporations Act, and (f) all related materials issued or distributed in connection with the Securities Offering, including any statement or release to the ASX.

“Order” means any order, writ, injunction, judgment, decree, stipulation, settlement, verdict, award, or ruling entered by or with any Governmental Authority.

“Organizational Documents” means the certificate of incorporation and by-laws of a corporation, the certificate of formation and operating agreement of a limited liability company, the certificate of partnership and partnership agreement of a general or limited partnership, the declaration or agreement of trust and by-laws of a trust, and the similar organizational or constituent documents of any other Person other than a natural person.

“Parent Consideration Shares” means the number of ordinary shares in Parent equal to the quotient (rounded up to the nearest whole share) obtained by dividing (a) $14,940,000 by (b) the price at which ordinary shares in Parent are placed to institutional investors in the placement under the Securities Offering, such price converted into US dollars at the exchange rate of $0.7777.

“Parent Fundamental Representations” means Section 7.1 (Organization), Section 7.2 (Power and Authority), and Section 7.8 (No Brokers).

“Pass-Through Income Tax Return” means any Tax Return of a Group Company for, or that includes, a Pre-Closing Tax Period filed (or required to be filed) with respect to Income Taxes if a portion of such Income Taxes are imposed directly on the Sellers or their direct or indirect beneficial owners (and not imposed only on a Group Company). For the avoidance of doubt, any Income Tax Return filed in the state of Georgia shall be treated as a Pass-Through Income Tax Return for purposes of this Agreement.

“Permits” means any license, permit, approval, franchise, registration, qualification, consent, certificate, exemption order, no-action letter, or other similar authorization issued by, or otherwise granted by, any Governmental Authority.

“Permitted Encumbrance” means (a) Encumbrances for Taxes, assessments, or other claims by a Governmental Authority (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been made in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business for amounts (i) that are not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been made in accordance with GAAP; (c) zoning codes, building codes, and other land use Legal Requirements of any Governmental Authority, in each case, that do not materially and adversely affect the value or current use and operation of the affected asset; (d) purchase money Encumbrances and Encumbrances securing rental payments under capitalized or operating lease arrangements; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement, and other similar Legal Requirements; (f) non-exclusive licenses entered into in the ordinary course of business as currently conducted; (g) restrictions on transfer under applicable Securities Laws; (h) the Encumbrances identified on Section 1.1(b) of the Company Disclosure Letter; and (i) such other Encumbrances that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from or diminish the value of, or materially impair the value or present use or operation of, the assets to which they relate.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.

“Personal Information” means information that (a) identifies or can be used to identify an individual, whether directly or indirectly (including any information defined as “personal data,” “personal information,” or their equivalents under any Privacy and Security Laws) or (b) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions, and other personal identifiers).

“Privacy and Security Laws” means all applicable (a) Legal Requirements regarding (i) the Processing of Personal Information, (ii) data security, (iii) cybersecurity, (iv) direct marketing by electronic means, and (v) data breach notification; (b) self-certification and accreditation requirements, self-regulatory guidelines, and industry standards, under which a Group Company is bound (including by an applicable Legal Requirement or Contract), regarding (i) data privacy and information security and (ii) data breach notification; and (c) trespass, computer crime, and other Legal Requirements governing unauthorized access to or use of electronic data.

“Privacy Contracts” means any and all Contracts with respect to the Processing, compilation, safeguarding, or security (whether technical, physical, or administrative) of Personal Information.

“Privacy Policies” means any and all policies (whether internal or external) regarding Personal Information, data security, cybersecurity, direct marketing by electronic means, or data breach notification.

“Private Fund” means any pooled investment vehicle (including any master or feeder fund, parallel fund, fund of one or other similar alternative investment vehicle or third-party co-investment vehicle) (a) for which a Group Company provides Investment Advisory Services or serves as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, investment sub-adviser, or in a similar capacity, in each case other than a Public Fund or any publicly offered non-US domiciled pooled investment vehicle, except that any Canadian pooled investment vehicle managed by a Group Company pursuant to the Canadian international advisor exemption shall be included in the definition of Private Fund for purposes of the representations in Section 5.15.6, and (b) that is a series of BIF for which a Group Company provides Investment Advisory Services.

“Pre-Closing STIP” means the Company’s Amended and Restated Short Term Incentive Plan, effective January 1, 2017.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of a Straddle Period that ends on the Closing Date.

“Processing” means collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, retaining, destroying, transferring (including cross-border and onward transfers), storing, or otherwise handling.

“Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which a Group Company acts as investment manager, investment adviser, investment sub-adviser, general partner, managing member, sponsor, manager, trustee, or in a similar capacity, and that is registered as an investment company under the Investment Company Act.

“Public Fund Board” means, with respect to a Public Fund, the board of directors, the board of trustees, or equivalent body, of such Public Fund.

“Purchase Price” means the sum of the BSI Purchase Price and the TS&W Purchase Price.

“Representative” means, with respect to any Person, any director, officer, member, manager, employee, agent, consultant, advisor, agent, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Deed” means a deed in the form attached hereto as Exhibit G entered into between Parent and each TS&W Partner.

“Restructuring” means the following transactions, to occur prior to the Closing: (a) BSI shall cause TS&W LP to admit WS&T GP as the general partner of TS&W LP; (b) TS&W LP shall redeem TS&W GP’s entire interest in TS&W LP by effecting an in-kind distribution by TS&W LP to TS&W GP of a one percent (1.00%) percentage interest in the Company; (c) TS&W GP, whether though a liquidation or otherwise, shall distribute such one percent (1.00%) percentage interest in the Company to BSI; (d) TS&W GP shall withdraw as a partner and as the general partner of TS&W LP; and (e) with effect immediately after, and subject to the occurrence of, the Closing the Buyer shall be admitted as a special limited partner of TS&W LP with those rights described on Exhibit F.

“Revenue Run Rate” means, as of any determination time, the aggregate annualized Applicable Fees for all accounts of all Advisory Clients payable to the Group Companies, determined by multiplying (a)(i) in the case of the Base Date Revenue Run Rate, the Base Date Assets Under Management or (ii) in the case of the Closing Revenue Run Rate, the Adjusted Assets Under Management, by (b) in each case, for each account of each Advisory Client as of the applicable determination time, the applicable annual fee rate or fee schedule (excluding any carried interest, profits interests, and incentive and performance fees and net of any applicable fee waivers, reimbursements, rebates, discounts or similar offsets and of any sub-advisory fees paid by any Group Company to a Person other than a Group Company) for such account under the applicable Advisory Contract for such account as of such determination time; provided that, for the avoidance of doubt, in no event will Revenue Run Rate include Applicable Fees attributable to any Affiliate Client or Invested Capital.

“Revenue Run Rate Adjustment” means (a) if the Client Consent Percentage is ninety-two and one-half percent (92.5%) or greater, then $0; (b) if the Client Consent Percentage is less than eighty percent (80%), then twenty percent (20%) of the Purchase Price; and (c) if the Client Consent Percentage is eighty percent (80%) or greater but less than ninety-two and one-half percent (92.5%), then an amount equal to (i) the Purchase Price, multiplied by (ii)(A) 1.6 multiplied by (B) the percentage resulting from (I) ninety-two and one-half percent (92.5%) minus (II) the Client Consent Percentage.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, state blue sky laws and securities regulations and other Legal Requirements relating to securities or investment advisers, whether foreign or domestic.

“Securities Offering” means offers under the institutional placement by the Parent of new ordinary shares in its issued capital with certain institutional investors announced on the date of this Agreement and the subsequent retail share purchase plan announced to its shareholders on the same date.

“Seed Capital Interests” means the separate accounts, investments, and other interests held by BSI or one or more of its Affiliates with respect to the business of the Group Companies as of the date hereof and described on Exhibit D attached hereto.

“SEI Public Fund” means TS&W Equity Portfolio, a series of Advisors’ Inner Circle Fund.

“Seller Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Power and Authority), Section 4.5 (Capitalization), Section 4.7 (No Brokers), Section 5.1 (Organization), Section 5.2 (Power and Authority), Section 5.5 (Capitalization; Subsidiaries), and Section 5.21 (No Brokers).

“SMA Client” means an Advisory Client that receives Investment Advisory Services from a Group Company through a wrap program, separately managed account program, or other managed account program.

“Software” means any and all (a) computer software, computer programs, applications (including for mobile devices), and software implementations of algorithms, models and methodologies, whether in source code, object code, or any other form; (b) databases and compilations in any form, including data, data collections, data formats, and database management code; (c) specifications, utilities, user and programming interfaces, menus, icons, templates, forms, methods of processing, firmware, software engines, platforms, development tools, design tools, library functions, assemblers, and compilers; (d) all versions, releases, updates, corrections, derivative works, enhancements, and modifications of the foregoing; and (e) all related documentation, including user manuals, developer notes, comments, and annotations, as applicable.

“SRO” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act, any “self-regulatory organization” as such term is defined in Rule 1.3 promulgated by the Commodity Futures Trading Commission, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing agency or organization.

“Sub-Advised Public Fund” means any Public Fund for which a Group Company provides sub-advisory investment services.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions. For the avoidance of doubt, for purposes of this Agreement WPS Capital Management, LLC shall be deemed a Subsidiary of the Company.

“Systems” means any and all information and communications technology and systems (including hardware, Software, databases, servers, networks, routers, hubs, switches, data communication lines, and other devices, assets and equipment) owned, controlled, or purported to be owned by, or licensed or otherwise made available to, any Group Company.

“Target Working Capital” means $10,000,000.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any attachment thereto and any amendment thereof.

“Trade Secrets” means any and all trade secrets and rights in confidential, proprietary, and other non-public information and data (including inventions, discoveries, innovations, databases, algorithms, models, methodologies, formulas, know-how, processes, techniques, technical data, business and marketing plans, market know-how, and customer and supplier lists and information), whether tangible or intangible, embodied in any form, and whether or not protectable or protected by patent or copyright.

“Transaction Expenses” means, without duplication, as of the Determination Date, any of the following fees, costs, and expenses incurred: (a) the aggregate legal, accounting, consulting, investment banking, financial advisory, brokerage and other third-party fees and expenses incurred by or on behalf of the Group Companies in connection with the sale of the Group Companies or the other transactions contemplated by this Agreement, or otherwise arising in connection with the preparation, negotiation, execution, and consummation of the transactions contemplated by this Agreement, including all fees and expenses arising from or related to the Data Room and any brokerage fees, finders’ fees, and commissions; (b) all sale, retention, change of control, severance, transaction, discretionary, termination, or similar bonuses or amounts to any current or former officers, directors, individual independent contractors, individual consultants, individual service providers, employees, or any other Person that will become payable solely as a result of the consummation of the Transactions; (c) the employer portion of any payroll, social security, unemployment, or other employment Taxes payable in connection with the payments described in clause (b); (d) 50% of all filing fees payable in connection with any filing with a Governmental Authority in connection with the transactions contemplated hereby, including under the HSR Act; (e) 100% of the premium payable in connection with the R&W Insurance Policy (but such amount not to exceed $1,500,000); and (f) any fees and expenses incurred by any Seller in connection with the transactions contemplated by this Agreement that are to be paid for by the Group Companies; provided, however, that Transaction Expenses shall not include any of the foregoing expenses paid or payable solely by any Seller.

“Transaction Expenses Payee” means each Person entitled to payment by a Group Company (whether such payment is due or made before or after the Closing) in respect of any Transaction Expenses.

“Transaction Expenses Schedule” means a written schedule setting forth (a) the name of each Transaction Expenses Payee, (b) the amount set forth in the Final Invoice of such Transaction Expenses Payee, and (c) the bank account or accounts to which such amount is to be paid in accordance with written wire instructions delivered in the Final Invoice of such Transaction Expenses Payee.

“TS&W Cash Consideration” means an amount equal to $49,800,000.

“TS&W Equity Value Adjustment” means an amount equal to (a) twenty-four and nine-tenths percent (24.9%) multiplied by (b) the sum of (i) the amount by which Closing Working Capital is greater than Target Working Capital, minus (ii) the amount by which Target Working Capital is greater than Closing Working Capital, minus (iii) the Closing Debt, and minus (iv) the Transaction Expenses. The TS&W Equity Value Adjustment may be a positive or a negative amount.

“TS&W GP” means TS&W Investment GP LLC, a Delaware limited liability company, that as of the date of this Agreement serves as the sole general partner of TS&W LP.

“TS&W Investment Consideration” means an amount in cash equal to $14,940,000.

“TS&W Purchase Price” means an amount equal to $79,680,000.

“TS&W LP Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of TS&W LP, dated as of April 6, 2009, as amended by Amendment No. 1, effective April 9, 2018 (as the same may be amended or otherwise modified in accordance with the terms thereof).

“TS&W Partners” means each limited partner of TS&W LP as of the Closing.

“Working Capital” means those current assets of the Group Companies identified on Exhibit B attached hereto (which current assets include, for the avoidance of doubt, all Cash), minus those current liabilities of the Group Companies identified on Exhibit B attached hereto, in each case, calculated in accordance with the Accounting Principles; provided that “Working Capital” shall not include (x) any Seed Capital Interests, (y) any items included in the calculation of Debt or (z) any U.S. state Income Tax or non-resident withholding Tax liabilities in any jurisdiction other than Georgia, Pennsylvania and Virginia.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit, or Disclosure Letter means a Section or Article of, Exhibit to, or Disclosure Letter delivered in connection with, this Agreement; (b) the word “including” shall be construed as “including without limitation”; (c) references to a particular statute or regulation include such statute and regulation and all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time; (d) words in the singular or plural form include the plural and singular form, respectively; (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa; (f) the word “will” shall have the same meaning as the word “shall”; (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”; (h) references to “day” or “days” in the lower case means calendar days; (i) references to the “date hereof” are to the date of this Agreement; (j) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement; (k) references to dollars or “$” are to United States dollars; (l) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, but shall be construed to mean “and/or”; (m) if any time period for giving notice of taking action hereunder expires on a day that is not a Business Day, then the time period shall automatically be extended to the first Business Day immediately following such day; and (n) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

1.2.    Certain Other Definitions. Each of the following terms has the meaning ascribed to such term in the Section set forth opposite such term:

TERM	SECTION
Adjusted BSI Closing Consideration	3.1.9
Adjusted TS&W LP Closing Consideration	3.1.9
Adviser Compliance Policies	5.13.14
Affordable Care Act	5.17.3
Agreement	Preamble
Allocation Objections Statement	8.12.5
Allocation Schedule	8.12.5

Anti-Corruption Laws	5.24
BIF	8.16
BSI	Preamble
BSI Closing Consideration	3.1.1
BSI Company Equity Interest	Recitals
Buyer	Preamble
Buyer Released Parties	11.2.2
CARES Act	5.16.10
Closing	2.2
Closing Date	2.2
Closing Statement	3.1.4
Company	Preamble
Company Disclosure Letter	5
Company Transferred Interests	Recitals
Company 401(k) Plan	8.9
Confidentiality Agreement	8.4.2
Confidential Information	8.18.1
Covered Party	8.10.1
Deferred Compensation Plan	8.9.5
Disclosing Party	8.18.1
Disputed Items	3.1.8
D&O Tail	8.10.3
Employee Plan	5.17.1
End Date	10.1.3
ERISA Client	5.13.17
Estimated BSI Closing Consideration	3.1.3
Estimated Closing Cash	3.1.3
Estimated Closing Debt	3.1.3
Estimated Closing Statement	3.1.3
Estimated Closing Working Capital	3.1.3
Estimated Revenue Run Rate Adjustment	3.1.3
Estimated Transaction Expenses	3.1.3
Estimated TS&W LP Closing Consideration	3.1.3
FCPA	5.24
Financial Controls	5.6.4
Financials	5.6.1(b)
Fund Reports	5.13.3
Group Companies	Preamble
Group Company	Preamble
Group Company Plan	5.17.2
Group Company Releasing Parties	11.2.1
Inbound IP Contracts	5.11.3
IP Contracts	5.11.3

IP Development Contracts	5.11.3
JOHCM Shell Fund	8.8.4
Material Contracts	5.12.2
Money Laundering Laws	5.23
Most Recent Balance Sheet	5.6.1(a)
Most Recent Balance Sheet Date	5.6.1(a)
Most Recent Income and Cash Flow Statement	5.6.1(a)
New IAA	8.8.1
Notice of Disagreement	3.1.6
OFAC	5.25
Outbound IP Contracts	5.11.3
Parent Guaranteed Obligations	11.17.1
Parent	Preamble
Parent Guaranty	11.17.1
Parties	Preamble
Party	Preamble
Performance Records	5.9
Private Fund Financial Statement	5.15.8(f)
Public Fund Board Approval	8.8.1
Public Fund Proxy Statement	8.8.2
Public Fund Shareholder Approval	8.8.1
Public Fund Shareholder Meeting	8.8.1
Purchase Price Allocation	8.12.5
R&W Insurance Policy	Recitals
Real Property	5.10.2
Real Property Leases	5.10.2
Receiving Parties	8.18.1
Regulatory Agencies	5.13.4
Reporting Documents	7.6.3
RIAs	5.13.7
Ropes	11.16.1
Ropes Confidential Communications	11.15.2
Sanctioned Persons	5.25
Sanctions	5.25
Section 1542	11.2.3
SEI Public Fund Board	8.8.4
SEI Public Fund Merger Proxy Statement/Prospectus	8.8.4
SEI Public Fund Reorganization	8.8.4
Seller Disclosure Letter	4
Seller Released Parties	11.2.1
Seller Releasing Parties	11.2.2
Sellers	Preamble
Straddle Period	8.12.6

Tax Contest	8.12.2
Termination Date	8.1.1
Transfer Taxes	8.12.7
TSWIF	8.16
TS&W LP Closing Consideration	3.1.2
TS&W Equity Interest	Recitals
TS&W LP	Preamble
TS&W LP Advisory Contract	2.3.2(b)
TS&W LP Company Equity Interest	Recitals
WH	11.16.3
WH Confidential Communications	11.15.4
WS&T GP	Preamble

2.    THE PURCHASE AND SALE TRANSACTIONS; THE CLOSING

2.1.    Purchase and Sale of the Company Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) BSI shall transfer and convey the BSI Company Equity Interest to the Buyer; (b) TS&W LP shall transfer and convey the TS&W LP Company Equity Interest to the Buyer; and (c) the Buyer shall purchase and acquire the BSI Company Equity Interest from BSI and the TS&W LP Company Equity Interest from TS&W LP, in each case, free and clear of all Encumbrances, other than restrictions on transfer under applicable Securities Laws. In exchange for such sale, transfer, and conveyance by the Sellers, the Buyer and the Parent shall, subject to the provisions of Article 2 and Article 3 and the adjustments set forth therein, pay to the Sellers the consideration set forth in Article 2 and Article 3.

2.2.    Closing. The consummation of the purchase and sale of the BSI Company Equity Interest and the TS&W LP Company Equity Interest (the “Closing”) shall take place remotely via the electronic exchange of documentation at 10:00 a.m. prevailing New York time on the third (3rd) Business Day immediately following the satisfaction or written waiver (to the extent permitted by applicable Legal Requirements) of the conditions set forth in Article
9 (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing, but subject to satisfaction or written waiver (to the extent permitted by applicable Legal Requirements) thereof at the Closing), or at such other time or on such other date as BSI and the Buyer may mutually agree in writing (the date on which the Closing actually occurs is referred to herein as the “Closing Date”).

2.3.    Closing Deliveries.

2.3.1.    At the Closing, the applicable Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a)    one or more instruments of transfer, in customary form, sufficient to transfer (i) the BSI Company Equity Interest from BSI and (ii) the TS&W LP Company Equity Interest from TS&W LP, in each case to the Buyer;

(b)    a certificate of each of the Sellers, dated as of the Closing Date and signed on behalf of each Seller, respectively, by a duly authorized officer of the applicable Seller, certifying that the conditions set forth in Section 9.2 have been satisfied;

(c)    a valid IRS Form W-9 of each Seller;

(d)    a Required Deed duly executed by each TS&W Partner;

(e)    a fully executed copy of the TS&W LP Advisory Contract;

(f)    a fully executed copy of the amended and restated agreement of limited partnership of TS&W LP admitting the Buyer, effective immediately after the Closing, as a special limited partner to TS&W LP providing for the rights described in Exhibit F; and

(g)    the Transaction Expenses Schedule

2.3.2.    At the Closing,

(a)    the Buyer shall deliver, or cause to be delivered to the applicable Seller, each of the following:

(i) to each Seller, a certificate of the Buyer, dated as of the Closing Date and signed on behalf of the Buyer by a duly authorized officer of the Buyer, certifying that the conditions set forth in Section 9.3 have been satisfied;

(ii) the Estimated BSI Closing Consideration to BSI, by wire transfer of immediately available funds pursuant to wire transfer instructions specified by BSI to the Buyer at least three (3) Business Days prior to the Closing; and

(iii) to each TS&W Partner, such TS&W Partner’s portion of the TS&W Cash Consideration by wire transfer of immediately available funds pursuant to allocations and wire transfer instructions specified by WS&T GP on behalf of TS&W LP (giving effect to the Restructuring) to the Buyer at least three (3) Business Days prior to the Closing.

(b)    the Buyer shall pay an amount equal to the TS&W Investment Consideration as directed in writing by WS&T GP on behalf of TS&W LP (giving effect to the Restructuring), such direction to be delivered to Parent at least three (3) Business Days prior to the Closing Date. The TS&W Investment Consideration shall be subject to the terms and conditions set forth in Exhibit F and shall be invested in certain products of the Company pursuant to an Advisory Contract entered into upon or prior to the Closing between the Company and TS&W LP, in the form of the current template Advisory Contract used by the Company with respect to clients of the Company’s Strategic Advisory business, except providing for no fees (the “TS&W LP Advisory Contract”); provided, that $350,000 of the TS&W Investment Consideration shall not be invested until the Adjusted TS&W LP Closing Consideration has been finally determined pursuant to Section 3.1 and any amounts payable by TS&W LP to the Buyer in connection with such determination have been paid in accordance with Section 3.1.9.

(c)    Parent shall:

(i) deliver evidence that it has filed an Appendix 2A with the ASX in respect of the issuance of the Parent Consideration Shares by no later than 12:00 p.m. (Sydney time) at least one Business Day prior to the intended date of quotation of the Parent Consideration Shares);

(ii) at the direction of WS&T GP on behalf of TS&W LP (giving effect to the Restructuring) with respect to each TS&W Partner, such direction to be delivered to Parent at least five (5) Business Days prior to the Closing Date, issue and allot the directed portion of the Parent Consideration Shares to each TS&W Partner on Parent’s issuer sponsored subregister;

(iii) apply a holding lock to the Parent Consideration Shares issued to each TS&W Partner in accordance with the terms of the Required Deed and subject to the release provisions of such Required Deed; and

(iv) register such directed portion of the Parent Consideration Shares in the name of each TS&W Partner in the Company’s shareholder register.

3.    PURCHASE PRICE AND OTHER PAYMENTS

3.1.    The Closing Consideration.

3.1.1.    The “BSI Closing Consideration” shall be an amount equal to (a) the BSI Purchase Price, plus (b) the BSI Equity Value Adjustment, minus (c) the product of (i) 0.751 multiplied by (ii) Revenue Run Rate Adjustment.

3.1.2.    The “TS&W LP Closing Consideration” shall be an amount equal to (a) the TS&W Purchase Price, plus (b) the TS&W Equity Value Adjustment, minus (c) the product of (i) 0.249 multiplied by (ii) the Revenue Run Rate Adjustment.
The TS&W LP Closing Consideration shall be made up of the TS&W Cash Consideration, the Parent Consideration Shares, and the TS&W Investment Consideration; provided, however, that the amount, if any, of the TS&W Equity Value Adjustment and Revenue Run Rate Adjustment shall be applied to reduce or increase the TS&W Investment Consideration and shall not change the amount of the TS&W Cash Consideration or the number of Parent Consideration Shares.

3.1.3.    BSI shall deliver to the Buyer not less than five (5) Business Days prior to the Closing Date, for the Buyer’s review, a written statement (the “Estimated Closing Statement”) setting forth BSI’s good faith calculation of (i) the BSI Closing Consideration (the “Estimated BSI Closing Consideration”) and (ii) the TS&W LP Closing Consideration (the “Estimated TS&W LP Closing Consideration”), including a reasonably detailed calculation of Closing Debt (“Estimated Closing Debt”), Closing Working Capital (“Estimated Closing Working Capital”), Transaction Expenses (“Estimated Transaction Expenses”) and the Revenue Run Rate Adjustment (“Estimated Revenue Run Rate Adjustment”), with reasonable supporting detail with respect to the calculation of each such amount. The Estimated Closing Statement shall be prepared (a) on the basis of the most recently available books and records of the Group Companies; (b) in accordance with the Accounting Principles, to the extent applicable, and the other applicable provisions of this Agreement; and (c) so as not to give effect to the consummation of the transactions contemplated by this Agreement or the incurrence or arrangement of any financing incurred or to be incurred by the Buyer or any of its Affiliates in connection therewith. The Buyer shall notify BSI no later than two (2) Business Days prior to the Closing Date in the event that it disputes any aspect of the Estimated Closing Statement, together with reasonable supporting detail therefor; provided that (a) any failure to do so, or to do so with respect to any particular aspect, shall not preclude the Buyer from exercising any other rights with respect to any or all aspects of any adjustments hereunder and (b) in no event shall any dispute or other action taken by Buyer with respect to the Estimated Closing Statement or any element thereof in any manner prevent or delay the Closing. Prior to the Closing Date, BSI shall consider in good faith any such dispute. If BSI and the Buyer mutually agree to revise any aspects of the Estimated Closing Statement, the amount or amounts so agreed shall be the Estimated Closing Debt, Estimated Closing Working Capital, Estimated Transaction Expenses, and Estimated Revenue Run Rate Adjustment, as applicable, for purposes of calculating the Estimated BSI Closing Consideration and Estimated TS&W LP Closing Consideration. If BSI and the Buyer do not mutually agree to revise any aspects of the Estimated Closing Statement, the Estimated Closing Debt, Estimated Closing Working Capital, Estimated Transaction Expenses, and Estimated Revenue Run Rate Adjustment, as applicable, shall be those set forth in the Estimated Closing Statement for the purpose of calculating the Estimated BSI Closing Consideration and Estimated TS&W LP Closing Consideration, without prejudice to any rights of the Buyer hereunder.

3.1.4.    Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to BSI a statement (the “Closing Statement”) setting forth the Buyer’s calculation of the BSI Closing Consideration and the TS&W LP Closing Consideration, together with reasonable supporting calculations for such conclusion, including a detailed calculation of Closing Debt, Closing Working Capital, Transaction Expenses, and the Revenue Run Rate Adjustment. The Closing Statement shall be prepared in accordance with the same requirements applicable to the preparation of the Estimated BSI Closing Consideration and Estimated TS&W LP Closing Consideration as set forth in Section 3.1.3.

3.1.5.    During the thirty (30) days immediately following BSI’s receipt of the Closing Statement, the Buyer shall, and shall cause its Affiliates (including the Group Companies) to, provide BSI and its Representatives with reasonable access during normal business hours to the books and records (including work papers) of the Group Companies to the extent relevant to, and for purposes of, their review of the Closing Statement and the preparation of any Notice of Disagreement.

3.1.6.    The Closing Statement, and all of the calculations, amounts, and line items included therein, shall become final and binding upon all of the Parties thirty (30) days following BSI’s receipt thereof, unless BSI gives written notice of its disagreement with the Closing Statement or the calculation of any of the amounts included therein (a “Notice of Disagreement”) to the Buyer on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted (which disagreements shall be limited to conclusions that the calculations prepared by the Buyer were inconsistent with the provisions of this Agreement or the Accounting Principles or contained a mathematical error) or, if such specification is not practicable, shall specify in reasonable detail the nature of the information that BSI requires in order to reasonably specify the nature and amount of any disagreement so asserted.

3.1.7.    If a timely Notice of Disagreement is delivered to the Buyer pursuant to Section 3.1.6, then the Closing Statement and the calculation of the BSI Closing Consideration and the TS&W LP Closing Consideration included therein (as revised in accordance with this Section 3.1) shall become final and binding upon all of the Parties hereto on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by BSI and the Buyer and (b) the date any and all matters specified in the Notice of Disagreement and not resolved in writing by BSI and the Buyer are finally resolved in writing by the Arbiter. The Closing Statement and the calculation of the BSI Closing Consideration and the TS&W LP Closing Consideration included therein shall be revised by BSI and the Buyer to the extent necessary to reflect any resolution by BSI and the Buyer and any final resolution made by the Arbiter in accordance with this Section 3.1. During the fifteen (15) days immediately following the delivery of a Notice of Disagreement, or such longer period as BSI and the Buyer may agree in writing, BSI and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by BSI and the Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Legal Requirements. At the end of such fifteen (15) day period (or such longer period to the extent such fifteen (15) day period has been extended), BSI and the Buyer shall submit to the Arbiter for review and resolution any and all matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement.

3.1.8.    If submitted to the Arbiter pursuant to Section 3.1.7, BSI and the Buyer shall instruct the Arbiter to, and the Arbiter shall, make a final determination of all such matters (but only such matters) that remain in dispute and that were included in the Notice of Disagreement (the “Disputed Items”). Such determination shall be made in accordance with the Accounting Principles, to the extent applicable, the applicable terms and provisions of this Agreement, and applicable Tax-related Legal Requirements. BSI and the Buyer shall cooperate with the Arbiter during the term of its engagement. BSI and the Buyer shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any Disputed Item greater than the greatest value for such Disputed Item assigned by BSI, on the one hand, or the Buyer, on the other hand, or less than the smallest value for such Disputed Item assigned by BSI, on the one hand, or the Buyer, on the other hand. BSI and the Buyer shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on written presentations by BSI and the Buyer that are in accordance with the Accounting Principles, to the extent applicable, the applicable terms and provisions of this Agreement, and applicable Tax-related Legal Requirements. BSI and the Buyer shall request that the Arbiter deliver its final determination in writing and within thirty (30) days following final submission of the Disputed Items by BSI and the Buyer to the Arbiter. BSI and the Buyer shall provide the Arbiter with such financial and other relevant information of BSI and the Buyer as the Arbiter shall reasonably request for purposes of making its final determination with respect to the Disputed Items, and BSI and the Buyer shall otherwise reasonably cooperate with the Arbiter in connection therewith. All information (including answers to questions from the Arbiter) submitted by BSI or the Buyer to the Arbiter must be concurrently delivered to the other party. Neither BSI nor the Buyer, nor any of their respective Representatives, will meet or discuss any substantive matters with the Arbiter without the other party and its Representatives present or having the opportunity following at least three (3) Business Days’ advance written notice to be present, either in person or by telephone. The fees and expenses of the Arbiter shall be borne by BSI, on the one hand, and the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party, and such allocation of fees and expenses shall be calculated by the Arbiter and such calculation shall be final and binding on the Parties. BSI and the Buyer may agree to settle any Disputed Items at any time, which agreement shall be in writing and binding upon all of the Parties hereto with respect to the subject matter of any such dispute so resolved.

3.1.9.    The BSI Closing Consideration and TS&W LP Closing Consideration, as finally determined pursuant to this Section 3.1, shall be the “Adjusted BSI Closing Consideration” and “Adjusted TS&W LP Closing Consideration,” respectively.

(a)    If the Adjusted BSI Closing Consideration is less than the Estimated BSI Closing Consideration, then within five (5) Business Days after the determination of the Adjusted BSI Closing Consideration, BSI shall pay, or cause to be paid, to the Buyer an aggregate amount equal to the amount by which the Adjusted BSI Closing Consideration is less than the Estimated BSI Closing Consideration. If the Adjusted BSI Closing Consideration is greater than the Estimated BSI Closing Consideration, then within five (5) Business Days after the determination of the Adjusted BSI Closing Consideration, the Buyer shall pay, or cause to be paid, to BSI an aggregate amount equal to the amount by which the Adjusted BSI Closing Consideration is greater than the Estimated BSI Closing Consideration.

(b)    If the Adjusted TS&W LP Closing Consideration is less than the Estimated TS&W LP Closing Consideration, then within five (5) Business Days after the determination of the Adjusted TS&W LP Closing Consideration, WS&T GP shall pay, or cause to be paid, to the Buyer out of the reserved portion of the TS&W Investment Consideration an aggregate amount equal to the amount by which the Adjusted TS&W LP Closing Consideration is less than the Estimated TS&W Closing Consideration. If the Adjusted TS&W LP Closing Consideration is greater than the Estimated TS&W LP Closing Consideration, then within five (5) Business Days after the determination of the Adjusted TS&W LP Closing Consideration, the Buyer shall pay, or cause to be paid, to the TS&W Partners an aggregate amount equal to the amount by which the Adjusted

TS&W LP Closing Consideration is greater than the Estimated TS&W LP Closing Consideration.

Any payments required to be made pursuant to this Section 3.1.9 shall be made by wire transfer of immediately available funds pursuant to the instructions specified in writing by the receiving party or, in the case of TS&W LP, specified in writing by WS&T GP with respect to each TS&W Partner pursuant to Section 2.3.2(a)(iii).

3.2.    Adjusted Payments With Respect to the BSI Closing Consideration and the TS&W LP Closing Consideration.

3.2.1.    In the event that the Revenue Run Rate Adjustment finally determined as provided in Section 3.1 is greater than $0, the Buyer shall, and shall cause each of its Affiliates (including, following the Closing, the Group Companies) to, take the actions set forth in, and otherwise comply with, the provisions of this Section 3.2.

3.2.2.    During the Catch-Up Period, and with respect to each Advisory Client that was a Non-Consenting Advisory Client as of the Closing Date, the Buyer shall, and shall cause its Affiliates (including, following the Closing, the Group Companies) to, use their respective reasonable best efforts to obtain all necessary consents and approvals to the “assignment” (as defined in the Advisers Act) of each Advisory Contract or, if necessary in accordance with applicable Legal Requirements, to enter into new Advisory Contracts, with such Advisory Clients. In no event shall the Buyer take, or cause or permit any of its Affiliates (including the Group Companies) to take, any action in respect of obtaining the foregoing consents and approvals with the primary intention of which is to avoid compliance with any of their respective obligations under this Section 3.2.2.

3.2.3.    Promptly after conclusion of the Catch-Up Period, the Buyer shall send BSI a written statement setting forth the Buyer’s calculation of the Catch-Up Payment, if any, together with reasonable supporting calculations thereof. Upon the receipt of such statement, the provisions of Sections 3.1.5 through 3.1.8 shall apply, mutatis mutandis, to the review of such statement by BSI and the resolution of any dispute arising therefrom.

3.2.4.    To the extent there is a Catch-Up Payment, within five (5) Business Days following the date of final determination of the amount of the Catch-Up Payment pursuant to this Section 3.2, the Buyer shall pay, or cause to be paid, (a) to BSI by wire transfer of immediately available funds pursuant to instructions specified in writing by BSI, an amount equal to the product of (i) 0.751 multiplied by (ii) the Catch-Up Payment and (b) to the TS&W Partners by wire transfer of immediately available funds pursuant to instructions specified in writing by WS&T GP pursuant to Section 2.3.2(a)(iii), an aggregate amount equal to the product of (i) 0.249 multiplied by (ii) the Catch-Up Payment.

3.3.    Withholding.    Each Party shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as such Party is required to deduct and withhold with respect to the making of such payment under the Code, or any state, local, or foreign Tax-related Legal Requirement, and pay such withheld amounts over to the appropriate Governmental Authority; provided that if such Party believes that any deduction or withholding is so required under the Code, or any applicable Tax-related Legal

Requirement, then such Party shall give written notice to the applicable payee in respect of whom such deduction or withholding is required, and shall use reasonable best efforts to give such notice at least five (5) Business Days prior to such deduction or withholding, and such Party shall provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce, and will otherwise reasonably cooperate with the applicable payee and take such steps as reasonably requested by the applicable payee to eliminate or reduce, the requirement to deduct or withhold Tax under the applicable Legal Requirements. To the extent that amounts are so deducted and withheld by any Party and timely paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and except as disclosed in the disclosure letter delivered by the Sellers to the Buyer immediately prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being understood and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent on its face), each Seller, as to itself, severally, and not jointly or jointly and severally, hereby represents and warrants to the Buyer, on the date of this Agreement and on the Closing Date, as follows (provided that the representations in Section 4.8 are only given by TS&W LP):

4.1.    Organization. Such Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted and to own, lease and operate its respective properties and assets.

4.2.    Power and Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement and any other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action on the part of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and, assuming due and valid authorization, execution, and delivery hereof by the other Parties hereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

4.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act, the execution, delivery, and performance by such Seller of this Agreement do not, and the consummation by such Seller of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by such Seller of any of its material obligations under this Agreement.

4.4.    Noncontravention. Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of such Seller; (b) contravene, conflict with, violate (with or without the giving of notice or the lapse of time or both), or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any Legal Requirement applicable to such Seller or by which any of its properties or assets are bound or affected; (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under or modification to, or accelerate the performance of any material obligation required by, any material contract to which such Seller is a party; or (d) result in the creation of any Encumbrance upon any of the BSI Company Equity Interest or TS&W LP Company Equity Interest, as applicable, except, in the case of clauses (b), (c) and (d), as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by such Seller of any of its material obligations under this Agreement.

4.5.    Capitalization. Such Seller is the sole record and beneficial owner of the BSI Company Equity Interest or the TS&W LP Company Equity Interest, as applicable, set forth opposite such Seller’s name on Exhibit A hereto, in each case free and clear of any Encumbrances, other than restrictions on transfer under applicable Securities Laws. The consummation of the transactions contemplated by this Agreement will convey to the Buyer good and valid title to the BSI Company Equity Interest or the TS&W LP Company Equity Interest, as applicable, free and clear of any Encumbrances, other than restrictions on transfer under applicable Securities Laws.

4.6.    Litigation. There are no Actions pending or, to the Knowledge of such Seller, threatened in writing by or against such Seller that would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by such Seller of any of its material obligations under this Agreement.

4.7.    No Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement or undertaking entered into by such Seller.

4.8.    Investment Intent. Other than as contemplated by this Agreement, TS&W LP is not acquiring any Parent Consideration Shares with the purpose of selling or transferring any interest in such Parent Consideration Shares (or granting, issuing, or transferring interests in, or options over, any such Parent Consideration Shares).

4.9.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE SELLERS MAKE NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE SELLERS, THE GROUP COMPANIES, THE BUSINESS OF THE

GROUP COMPANIES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT IN RESPECT OF A CLAIM FOR FRAUD BY SUCH SELLER OR FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, EACH SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO THE BUYER OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE GROUP COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

5.    REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and except as disclosed in the disclosure letter delivered by the Group Companies to the Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent on its face), the Company hereby represents and warrants to the Buyer, on the date of this Agreement and on the Closing Date, as follows:

5.1.    Organization. Each Group Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to conduct its business in the manner in which it is currently being conducted and to own, lease and operate its respective properties and assets. Each Group Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

5.2.    Power and Authority. Each Group Company has all requisite power and authority to execute and deliver this Agreement and any other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action on the part of any of them is necessary to authorize the execution and delivery by any of them of this Agreement or the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Group Company and, assuming due and valid authorization, execution, and delivery hereof by the other Parties hereto, constitutes a valid and binding obligation of each Group Company, enforceable against them in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act and applicable Securities Laws, the execution, delivery, and performance by the Group Companies of this Agreement do not, and the consummation by them of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, for such items as would not be material to the Group Companies, taken as a whole.

5.4.    Noncontravention. Neither the execution, delivery, or performance of this Agreement by the Group Companies nor the consummation by them of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of the Group Companies; (b) contravene, conflict with, violate (with or without the giving of notice or the lapse of time or both), or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any Legal Requirement applicable to the Group Companies or by which any of the properties or assets of the Group Companies are bound or affected; (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under or material modification to, or accelerate the performance of any material obligation required by, any Material Contract (other than with respect to consents required under the Advisory Contracts) to which any Group Company is a party; or (d) result in the creation of any Encumbrance upon any of the material properties or assets of the Group Companies, except (i) in the case of clause (b), for such matters as would not be material to the Group Companies and (ii) in the case of clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5.    Capitalization; Subsidiaries.

5.5.1.    Section 5.5 of the Company Disclosure Letter sets forth the authorized and issued Capital Stock of each Group Company as of the date hereof and the record and beneficial holders thereof. There is no outstanding Capital Stock of any Group Company as of the date hereof that is not described in Section 5.5 of the Company Disclosure Letter. All Capital Stock of each Group Company has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities Legal Requirements, preemptive or similar right, purchase option, call or right of first refusal or similar right.

5.5.2.    Other than the Company LLC Agreement and the TS&W LP Agreement, there are no contractual obligations to which any Group Company is a party relating to the ownership, transfer, or voting of the Capital Stock of such Group Company affecting the rights of any holder of Capital Stock in such Group Company. Except for the transactions contemplated by this Agreement, there is no contractual obligation or provision in the Organizational Documents of any Group Company that obligates such Group Company to purchase, redeem, or otherwise acquire or make any payment (including any dividend or distribution) in respect of the Capital Stock of such Group Company.

5.5.3.    Except for the Capital Stock of another Group Company, no Group Company owns any Capital Stock of any Person. No Group Company has any obligation or Liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person, other than in a Group Company.

5.6.    Financial Matters.

5.6.1.    Attached to Section 5.6 of the Company Disclosure Letter are true, correct, and complete copies of the following:

(a)    the unaudited balance sheet of the Company as of March 31, 2021 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related unaudited statement of income of the Company for the three-month period then ended (the “Most Recent Income and Cash Flow Statement”); and

(b)    the audited balance sheets of the Company as of December 31, 2020 and December 31, 2019, and the related audited statements of the Company of income and cash flows and of changes in members’ equity for the fiscal years then ended (collectively, and together with the Most Recent Balance Sheet and the Most Recent Income and Cash Flow Statement, the “Financials”).

5.6.2.    The Financials have been prepared in accordance with GAAP, in each case consistently applied (subject, in the case of the Most Recent Balance Sheet, to normal and recurring year-end audit adjustments, none of which would be material individually or in the aggregate, and the absence of notes, none of which would materially differ from those presented in the audited financial statements of the Company for the fiscal year ended December 31, 2020) and fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company for the respective periods covered thereby. The Financials have been prepared from and in accordance with the books and records of the Company, which have been maintained in all material respects in accordance with GAAP.

5.6.3.    All of the accounts receivable of the Company reflected on the Most Recent Balance Sheet are bona fide accounts receivable from transactions in the ordinary course of business representing valid and binding obligations of others and, except as reflected in the Company’s allowance for doubtful accounts reserve set forth on the Most Recent Balance Sheet and to the Knowledge of the Company, are not subject to setoff or counterclaim. Since the Most Recent Balance Sheet Date, the Company has collected its respective accounts receivable in the ordinary course of business and has not accelerated any such collections outside of the ordinary course of business. The Company has no material accounts receivable or loans receivable from any Person who is an Affiliate of any Group Company, any equityholder of any Group Company or any of their respective directors, officers, or equityholders. Since the Most Recent Balance Sheet Date, the Company has paid its respective accounts payable reflected on the Most Recent Balance Sheet in the ordinary course of business and has not materially accelerated or delayed any such payment outside of the ordinary course of business. The Company has no material accounts payable to any Person who is an Affiliate of any Group Company, any equityholder of any Group Company or any of their respective directors, officers, or equityholders.

5.6.4.    The Company has in place systems and processes (including the maintenance of proper books and records) designed to (a) provide reasonable assurances regarding the reliability of the Financials and (b) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financials (such systems and processes being herein referred to as the “Financial Controls”). Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditor, has identified or been made aware, since January 1, 2018, of any material complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financials that has not been resolved. To the Knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company with respect to matters reflected in the Financials, whether or not material, that occurred during any period covered by the Financials.

5.7.    Absence of Undisclosed Liabilities.

5.7.1.    No Group Company has any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) specifically reflected on the Most Recent Balance Sheet; (b) incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which is a Liability for breach of Contract, violation of any Legal Requirement, or Liability for any Action against a Group Company); (c) arising or resulting from an existing Contract; or (d) those that are not material, individually or in the aggregate, to the Group Companies or their respective businesses.

5.7.2.    No Group Company has entered into any material undertaking, guarantee, or similar agreement on behalf of any other Group Company, or any present or former employee, officer, or director of the Group Companies, in respect of any material capital commitment, capital contribution, capital return obligation (including in respect of capital contributions or “clawback” of carried interest) or other material payment owed by such Group Company or such present or former employee officer or director of the Group Companies.

5.8.    Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Group Companies have operated in the ordinary course of business and there has not been (a) any Material Adverse Effect; (b) any Encumbrance placed on any of the assets or properties of the Group Companies, other than Permitted Encumbrances; or (c) any material damage, destruction, or loss to any of the assets or properties of the Group Companies, whether or not covered by insurance; or (d) any action taken (or not taken) that would require the consent of the Buyer pursuant to Section 8.1 if taken (or not taken) after the date hereof.

5.9.    Ownership of Assets. Except as would not be material to the Group Companies, the Company has good and marketable title to, or, in the case of property held under a Contract, a valid leasehold interest in, or the right to use and otherwise commercially exploit, all of the properties, rights, and assets, whether real or personal and whether tangible or intangible, that are used by the Group Companies in the conduct of their business. None of the property or assets, whether real or personal and whether tangible or intangible, owned by the Company is subject to any Encumbrance, other than a Permitted Encumbrance. The Company exclusively owns or otherwise has an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Group Companies with respect to any Advisory Client or composites of performance records of multiple Advisory Clients, including all data and other information underlying and supporting such records (collectively, “Performance Records”).

5.10.    Real Property.

5.10.1.    No Group Company owns any interest in any real property.

5.10.2.    Section 5.10.2 of the Company Disclosure Letter sets forth a true, correct, and complete list as of the date hereof, including lessors names and property addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Group Company (the “Real Property”). Section 5.10.2 of the Company Disclosure Letter identifies as of the date hereof, with respect to each portion of the Real Property, each Contract under which such Real Property is leased, subleased, or licensed by the Group Company (the “Real Property Leases”). All of the buildings, structures, and other improvements used by the Group Companies in the conduct of their business are located on the Real Property.

5.10.3.    Excluding any effect of the consummation of the transactions contemplated by this Agreement, with respect to each Real Property Lease: (a) there are no Contracts leasing, subleasing or otherwise granting to any Person (other than a Group Company) the right of use or occupancy of any portion of the Real Property and there is no Person (other than a Group Company) in possession of any portion of the Real Property; (b) the applicable Group Company’s possession and quiet enjoyment of the applicable Real Property has never been disturbed, and there are no current disputes with respect to any such Real Property Lease; (c) no security deposit or material portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full; (d) the applicable Group Company does not owe any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (e) the Group Companies have not received a written notice of any proposed, and to the Knowledge of the Company there is no pending, action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Real Property. The Group Companies have made available to the Buyer a true, correct, and complete copy of each Real Property Lease and all amendments and modifications thereto, and such Real Property Leases have not been modified or amended, in each case, in any material respect, unless such modifications or amendments have been delivered to the Buyer prior to the date hereof. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement or are otherwise reflected in the Working Capital. The Group Companies have not received written notice that the landlord with respect to any Real Property Lease would refuse to renew such Real Property Lease upon expiration of the period thereof.

5.11.    Intellectual Property and Information Technology.

5.11.1.    Section 5.11.1 of the Company Disclosure Letter sets forth a true and complete list of all Group Company Registered Intellectual Property. All Group Company

Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

5.11.2.    The Group Companies (a) solely and exclusively own all right, title, and interest in and to all Group Company Owned Intellectual Property and (b) have sufficient rights, pursuant to a valid and enforceable license, to all other Intellectual Property used in the conduct of the business of the Group Companies in the ordinary course of business, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

5.11.3.    Section 5.11.3 of the Company Disclosure Letter identifies as of the date hereof each Contract (a) under which a Group Company uses, licenses, or is otherwise conveyed or provided any Intellectual Property that is material to the business of the Group Companies, excluding any Off-the-Shelf Software provided for annual fees of less than $100,000 (the “Inbound IP Contracts”); (b) under which any Person has been granted any right or interest (whether contingent or current) in any Group Company Intellectual Property (other than pursuant to non-exclusive licenses entered into in the ordinary course of business) (the “Outbound IP Contracts”); and (c) providing for the creation, development, modification, or enhancement of any material content, technology, or Intellectual Property for the benefit of any Group Company (other than Contracts of employment) (the “IP Development Contracts”, and together with the Inbound IP Contracts and the Outbound IP Contracts, the “IP Contracts”).

5.11.4.    No Group Company, nor the products, services, or conduct of the business of the Group Companies, has, since January 1, 2018, (a) to the Knowledge of the Company, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person or (b) received any written charge, complaint, claim, demand, or notice alleging infringement, misappropriation, or other violation of the Intellectual Property rights of any Person (including any demand to refrain from using any Intellectual Property of any Person or any invitation to take a license to any Intellectual Property of any Person) or challenging or seeking to restrict any Group Company’s rights in, or the registrability, validity, or enforceability of, any material Group Company Owned Intellectual Property. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting any Group Company alleging any of the foregoing. To the Knowledge of the Company, no Person has, since January 1, 2018, infringed upon, misappropriated, or otherwise violated any Group Company Owned Intellectual Property.

5.11.5.    The Group Companies require all employees, contractors, and consultants who create, invent, or otherwise develop material Intellectual Property for or on behalf of any Group Company to execute Contracts protecting the confidentiality of, and assigning or otherwise transferring to the respective Group Company all rights to, such Intellectual Property. Except as would not have a Material Adverse Effect, no current or former employee, contractor, or consultant of any Group Company owns any right, title, or interest in or to any of the Group Company Owned Intellectual Property.

5.11.6.    The Group Companies take, and have taken, commercially reasonable steps and precautions consistent with practices in their industry designed to (a) protect and maintain the confidentiality of all Trade Secrets that are material to the business of the Group Companies and (b) maintain and protect all material Group Company Owned Intellectual Property.

5.11.7.    Except as would not have a Material Adverse Effect, none of the Group Companies are restricted in their ability to develop, use, license, transfer, dispose of, enforce or assert any material Group Company Owned Intellectual Property.

5.11.8.    The Systems perform in a manner that permits the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Group Companies have taken commercially reasonable actions, consistent with practices in their industry, (a) to monitor and protect the confidentiality, integrity, operation, and security of the Systems and (b) to implement and maintain business continuity, backup, security and disaster recovery plans, procedures and facilities. To the Knowledge of the Company, there has been no material corruption, malfunction, or failure of, disruption to, or malicious code contained in, any Systems. To the Knowledge of the Company, there has been no unauthorized access, use, modification, interruption or corruption of the Systems.

5.11.9.    Since January 1, 2018, (a) no Group Company has been in breach or violation of, or default, in each case in any material respect, under (i) any Privacy and Security Laws, (ii) any applicable Group Company Privacy Policies, or (iii) any obligations under Privacy Contracts to which a Group Company is a party; (b) no Privacy Policies of any Group Company have contained any material omissions or been materially misleading or deceptive; (c) the Group Companies have implemented and maintained reasonable safeguards, consistent with industry practice, to protect Personal Information against loss, theft, misuse, or unauthorized access, use, modification, or disclosure; (d) the Group Companies have taken commercially reasonable steps to ensure that any Person to whom any Group Company has granted access to Personal Information has implemented and maintained the same; and (e) to the Knowledge of the Company, there has been no loss, theft, misuse, or unauthorized access, use, modification, or disclosure of any Personal Information.

5.12.    Material Contracts.

5.12.1.    Section 5.12 of the Company Disclosure Letter lists each of the following Contracts to which a Group Company is party as of the date hereof (other than any Employee Plan):

(a)    any Contract relating to a merger, consolidation, or similar business combination transaction or the acquisition or disposition of any corporation, partnership, business organization or Capital Stock of any Person, in each case entered into since January 1, 2018, or under which a Group Company has material continuing obligations;

(b)    any Contract relating to the acquisition or disposition of any material assets or properties entered into since January 1, 2018, or under which a Group Company has material continuing obligations, other than those entered into in the ordinary course of business;

(c)    any Contract concerning or consisting of a partnership, limited partnership, limited liability company, joint venture, joint marketing, (including any pilot program), or strategic alliance agreement and any other agreement involving the sharing of profits, losses, costs, or Liabilities with any Person or any development, data-sharing, marketing, or similar arrangement relating to any product or service;

(d)    any Contract relating to non-competition restrictions or that otherwise restricts, or purports to restrict, the conduct of the business of the Group Companies or the ability of any Group Company to compete in any line of business or with any Person or in any geographic area;

(e)    any Contract that grants, or agrees to grant, any Person a right to “most favored nation” pricing or other terms and conditions;

(f)    any Contract pursuant to which any Group Company has agreed to settle, waive, or otherwise compromise or resolve any material Action and under which such Group Company has continuing material obligations;

(g)    (i) each template Advisory Contract used by a Group Company with respect to clients of the Company’s Strategic Advisory business and (ii) each other Advisory Contract that has an associated Base Date Revenue Run Rate amount of at least $150,000;

(h)    any Contract relating to the lease, license, or use by any Group Company of material real property;

(i)    any clearing agreement or custody agreement that is material to the Group Companies;

(j)    any material broker, sales, exclusive-dealing, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting, or advertising Contract to which any Group Company is a party, or any other material Contract pursuant to which a Group Company compensates any Person based on sales, including the Securities Activities and Services Agreement, dated as of November 13, 2020, by and between the Company and Funds Distributor, LLC, as amended January 1, 2021;

(k)    any Contract relating to Debt of any Group Company, including any Contract pursuant to which a Group Company is a guarantor of Debt;

(l)    any Contract pursuant to which any Group Company has advanced or loaned, or agreed to advance or loan, any material amount to any Person, other than advances to employees of business expenses in the ordinary course of business; and

(m)    any other Contract that is not terminable without surviving material obligations at the option of a Group Company on less than ninety (90) days’ notice and that by its terms requires, or that otherwise involves, gross revenue or aggregate payments by or to a Group Company in excess of $100,000 per year, in each case, other than Advisory Contracts and Group Company Plans.

5.12.2.    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Contract required to be disclosed on Section 5.12 of the Company

Disclosure Letter, together with the Real Property Leases and the IP Contracts (all such Contracts, the “Material Contracts”) is enforceable (except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect. BSI has made available to the Buyer copies of each Material Contract, together with any amendments thereto, that are correct and complete in all material respects. Except as has not had, and would reasonably be expected to have, a Material Adverse Effect, no Group Company or, to the Knowledge of the Company, any other party to any Material Contract is in breach or violation of, or default under, any Material Contract, or has, during the six (6) months prior to the date hereof, provided or received any written notice of a decision to terminate any Material Contract.

5.13.    Legal Compliance; Permits; Registrations.

5.13.1.    No Group Company is, or since January 1, 2018 has been, in material breach or violation of, or material default under, any Legal Requirement applicable to the Group Companies, including Privacy and Security Laws and all applicable Securities Laws with respect to the business, affairs, properties, or assets of the Group Companies, Private Funds, or Public Funds, and the provision of Investment Advisory Services by any Group Company. Since January 1, 2018, no Group Company has received any written notice from any Governmental Authority alleging non-compliance with any material Legal Requirement applicable to a Group Company, including Privacy and Security Laws and applicable Securities Laws, that would reasonably be expected to give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Company.

5.13.2.    The Group Companies have been duly granted all material Permits under all Legal Requirements (including Environmental Laws) necessary for the conduct of their business. Section 5.13 of the Company Disclosure Letter describes each such Permit and the Governmental Authority responsible for issuing such Permit, in each case, as of the date hereof and true, correct, and complete copies of all such Permits have been made available to the Buyer. Each such Permit is valid and in full force and effect and, to the Knowledge of the Company, no material Permit will be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms as a result of the consummation of the transactions contemplated by this Agreement. No Group Company is in material breach or violation of, or material default under, any such Permit. Since January 1, 2018, no Group Company has received any written notice from any Governmental Authority alleging non-compliance with any such material Permit. No Group Company organized, located, or otherwise having operations in the United States produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies,” as such term is defined n 31 C.F.R. Part 800.

5.13.3.    Since January 1, 2018, to the Knowledge of the Company, the Public Funds have filed all prospectuses, annual information forms, registration statements, proxy statements, financial statements, other forms, reports, advertisements, and other documents required to be filed with applicable Governmental Authorities, and any necessary amendments thereto (collectively, the “Fund Reports”) and have paid the associated fees and assessments except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. The information provided in writing by the Group Companies for inclusion in each such Fund Report and, to the Knowledge of the Company with respect to the SEI Public Fund, each such Fund Report as a whole, did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Since January 1, 2018, to the Knowledge of the Company, all securities offered and sold by the Public Funds were offered and sold in all material respects in accordance with the registration requirements of all applicable Securities Laws or pursuant to exemptions therefrom except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.13.4.    Since January 1, 2018, the Group Companies have filed, on a timely basis, Form ADV and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the Group Companies, as applicable, together with any amendments required to be made with respect thereto with (a) the SEC; (b) any applicable domestic or foreign industry SRO; and (c) all other applicable Governmental Authorities (collectively with the SEC and the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for routine examinations conducted by a Regulatory Agency in the regular course of the business of the Group Companies, since January 1, 2018 no Regulatory Agency has initiated, or threatened to initiate, any material Action in respect of the business or operations of the Group Companies.

5.13.5.    The Company has made available to the Buyer a current copy of each Group Company’s Form ADV Parts 1, 2A and 2B, as filed with the SEC or delivered to Advisory Clients, as applicable. As of the date of each filing, amendment, or delivery, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with Legal Requirements.

5.13.6.    None of the Group Companies or, to the Knowledge of the Company, any of their respective officers, managers, directors, or employees have been the subject of any Actions or Orders of any Governmental Authority arising under any applicable Securities Laws that would be required to be disclosed on Form ADV, and no such Action or Order is pending or, to the Knowledge of the Company, threatened. None of the Group Companies or, to the Knowledge of the Company, any of their respective officers, managers, directors, or employees have been permanently enjoined by the Order of any court or other Governmental Authority from engaging in or continuing any conduct or practice in connection with any activity.

5.13.7.    Those Group Companies identified as such in Section 5.13 of the Company Disclosure Letter are the only Group Companies that are required to be registered as investment advisers under the Advisers Act or applicable state Legal Requirements as of the date hereof (collectively, the “RIAs”).

5.13.8.    The RIAs, where required by applicable Legal Requirements, are duly registered as investment advisers under the Advisers Act and are qualified and licensed as investment advisers in each state and other jurisdiction wherein they are required to be so qualified or licensed. Except for such registrations, none of the Group Companies or their respective officers, managers, directors or employees is, or is required to be, registered or appointed as an “investment adviser” or “investment adviser representative” except where the failure to be so registered or appointed would not reasonably be expected to be material to the Group Companies taken as a whole. Each such registration is in full force and effect.

5.13.9.    No RIA and, to the Knowledge of the Company, no Person “associated” (as defined in the Advisers Act) with any RIA, has been subject to, or has engaged in or been found to have engaged in conduct that could lead to, ineligibility or disqualification pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or Person “associated” with a registered investment adviser and, to the Knowledge of the Company, there is no basis for any such disqualification. Since January 1, 2018, no Group Company has received any written notice from any Governmental Authority alleging any such ineligibility or disqualification, except for such instances of ineligibility or disqualification that would not have a Material Adverse Effect.

5.13.10.    To the Knowledge of the Company, no employee of any Group Company conducts investment management or investment advisory or sub-advisory activities except (a) as part of his or her employment with the applicable Group Company; (b) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act; or (c) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

5.13.11.    No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by a Group Company from any Governmental Authority, nor are any requests for any such items pending by a Group Company.

5.13.12.    No Group Company, nor any officer, manager, director, or employee thereof, is, or is required to be (or is engaging, or has engaged, in activities that would require it to be) registered, licensed or qualified as a broker-dealer, broker-dealer agent, registered representative, sales person, transfer agent, bank, or trust company under applicable Legal Requirements (including under the rules and regulations of the SEC, the Financial Industry Regulatory Authority, or of any state regulatory body) or is subject to any material Liability by reason of any failure to be so registered, licensed or qualified. No Group Company has received written notice from any Governmental Authority since January 1, 2018, of any Action concerning any failure to obtain any broker-dealer, broker-dealer agent, registered representative, sales person, transfer agent, bank, or trust company registration, license or qualification.

5.13.13.    With respect to any material written report of examination (including any deficiency letter), inspection or investigation of a Group Company issued by any Governmental Authority since January 1, 2018, no Governmental Authority has informed such Group Company in writing that (a) any material deficiencies or violations noted in such examination, inspection or investigation reports have not been resolved to the satisfaction of such Governmental Authority and (b) it intends to take further action on any such matter.

5.13.14.    The Company has adopted, and has since January 1, 2018 maintained at all times, (a) a written code of ethics, as required by Rule 204A-1 under the Advisers Act; (b) a written policy regarding insider trading and the protection of material non-

public information; (c) policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties designed to assure compliance with applicable Legal Requirements; (d) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act; (e) anti-money laundering and customer identification programs in compliance with applicable Legal Requirements; (f) policies and procedures with respect to business continuity plans in the event of business disruptions; (g) policies and procedures for the allocation of investments purchased for its clients; and (h) all other policies and procedures required pursuant to Rule 206(4)-7 under the Advisers Act (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and has designated and approved a chief compliance officer. There have been no material violations or written allegations of violations of the Adviser Compliance Policies since January 1, 2018. True and correct copies of the Adviser Compliance Policies have been made available to the Buyer.

5.13.15.    No Group Company nor, to the Knowledge of the Company, any of the Persons associated with any Group Company as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

5.13.16.    Since January 1, 2018, the Company has not and, to the Knowledge of the Company, no director, trustee, officer or employee of the Company has, used any funds for campaign contributions that would cause any Group Company to be in violation of Rule 206(4)-5 of the Advisers Act.

5.13.17.    Each Advisory Client to which a Group Company provides Investment Advisory Services that is (a) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (b) an employee benefit plan, as defined in Section 3(3) of ERISA, which is excluded from ERISA by reason of Section 4(b) thereof; (c) a “plan,” within the meaning of Section 4975 of the Code; (d) an account, fund, or entity of a state, government, political subdivision, political instrumentality, or agency thereof; (e) a person acting on behalf of such a plan, account, fund, or entity; or (f) an entity whose assets include the assets of such a plan, account, fund, or entity (an “ERISA Client”) has been managed by the Group Company such that the Group Company in the exercise of such management is in compliance in all material respects with the applicable requirements of ERISA or other applicable Legal Requirements and restrictions. Section 5.13.17 of the Company Disclosure Letter provides the identity of each ERISA Client.

5.14.    Litigation; Outstanding Orders.

5.14.1.    There are no Actions (a) pending or, to the Knowledge of the Company, threatened, against or involving any Group Company or, to the Knowledge of the Company, any officer or director of any Group Company in his or her capacity as such; (b) pending or, to the Knowledge of the Company, threatened, relating to the termination or limitation of the Company’s rights under its registration under the Advisers Act as an investment adviser or any similar rights under any registrations or qualifications with any Regulatory Agency, Governmental Authority or under any other applicable Securities Laws; or (c) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

5.14.2.    No Group Company or, to the Knowledge of the Company, any officer or director of any Group Company in his or her capacity as such, is, or since January 1, 2018 has been, a party to, subject to the provisions of, or otherwise affected by, any material Order. Since January 1, 2018, no Group Company has received any written notice from any Governmental Authority threatening the imposition of any material Order.

5.15.    Advisory Clients.

5.15.1.    Section 5.15.1 of the Company Disclosure Letter lists each Public Fund as of the date hereof and provides a brief description of the strategy thereof.

5.15.2.    Exhibit E attached hereto sets forth, as of the Base Date (a) a complete and accurate list of each Advisory Client (including Private Funds), (b) whether such Advisory Client is a Public Fund, Private Fund, non-U.S. Client or SMA Client, (c) the Base Date Assets Under Management for each such Advisory Client, (d) the effective gross management fee rate payable as of the Base Date by each such Advisory Client under the applicable Advisory Contract, (e) any contractual waiver applicable to each such Advisory Client, (f) whether such Advisory Client is an Affiliate Client, and (g) except for each Advisory Client of the Company’s Strategic Advisory business, the type of consent required to be obtained in respect of such Advisory Client as a result of the change of control of the Company. In addition, Exhibit E attached hereto sets forth a true and correct calculation of the Base Date Revenue Run Rate. None of the Advisory Clients required to be listed in Exhibit E attached hereto has given written notice to the Group Companies within the past year prior to the date of this Agreement that it intends to terminate or materially reduce its investment relationship with the Group Companies or to adjust the fee schedule in its Advisory Contract. Except as set forth in Section 5.15.2 of the Company Disclosure Letter, none of the Company’s template Advisory Contracts with respect to each Person who is a client of the Company’s Strategic Advisory business requires the Company to obtain written consent to the “assignment” (as defined in the Advisers Act) of such Advisory Contract. For the avoidance of doubt, template Advisory Contracts means all forms of Advisory Contracts that have been used over time with respect to the Company’s Strategic Advisory business.

5.15.3.    With respect to each Public Fund and each Private Fund:

(a)    Since January 1, 2018, each Advisory Contract has been performed in all material respects in accordance with its terms and all Legal Requirements, including applicable Securities Laws, by the Group Companies. To the Knowledge of the Company, no Advisory Client is in default of any material obligation (including any economic obligation) under any of its Advisory Contracts.

(b)    Except for those Private Funds for which the Company serves as manager as of the date hereof, there are no pooled investment vehicles for which a Group Company provides Investment Advisory Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including any master or feeder fund, parallel fund, fund of one or other similar alternative investment vehicle or third party co-investment vehicle), in each case other than a Public Fund and any publicly offered non-US domiciled pooled vehicle.

(c)    There are no material Orders outstanding and issued to any Group Company with respect to any of the Public Funds or the Private Funds.

5.15.4.    With respect to each Sub-Advised Public Fund:

(a)    To the Knowledge of the Company, each Sub-Advised Public Fund has the requisite power and authority to own its properties and to carry on its business as currently conducted with the applicable Group Company under applicable Legal Requirements, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)    To the Knowledge of the Company, each Advisory Contract between a Group Company and a Sub-Advised Public Fund was duly approved and continued, and since January 1, 2018 each such Advisory Contract has been in compliance in all material respects with the Investment Company Act.

(c)    None of the Group Companies has any express or implied understanding or arrangement that would cause the requirements of Section 15(f) of the Investment Company Act to not be met as a result of the transactions contemplated hereby.

(d)    The Group Companies have not, since January 1, 2018, received written notice of any material deficiencies or weaknesses in the design or operation of internal controls over financial reporting that, to the Knowledge of the Company, have adversely affected or would reasonably be expected to adversely affect a Sub-Advised Public Fund’s ability to record, process, summarize, and report financial information. The Group Companies have not, since January 1, 2018, received written notice of any fraud that involves management or other employees who have a significant role in a Sub-Advised Public Fund’s internal controls over financial reporting.

(e)    Neither the Group Companies nor, to the Knowledge of the Company, any Sub-Advised Public Fund, have received written notice since January 1, 2018, (i) from any Governmental Authority or any shareholder of a Sub-Advised Public Fund asserting any violation by the Sub-Advised Public Fund or the Group Companies of any Legal Requirements, policies, and procedures or (ii) that the Sub-Advised Public Fund or the Group Companies is under any investigation by any Governmental Authority for any alleged violation of any Legal Requirements, policies or procedures.

5.15.2.    With respect to the SEI Public Fund:

(a)    To the Knowledge of the Company, the SEI Public Fund (i) is duly organized, validly existing, and in good standing under the laws of its applicable jurisdiction and (ii) has the requisite power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Legal Requirements, except in the case of clause (i) and clause (ii) where any such failure has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)    To the Knowledge of the Company, the Advisory Contract between a Group Company and the SEI Public Fund was duly approved, continued, and since January 1, 2018, has been in compliance in all material respects with the Investment Company Act.

(c)    None of the Group Companies has any express or implied understanding or arrangement that would cause the requirements of Section 15(f) of the Investment Company Act to not be met as a result of the transactions contemplated hereby.

(d)    To the Knowledge of the Company, since January 1, 2018, as applicable and to the extent within their authority, the Group Companies have managed the SEI Public Fund so as not to cause it to fail to be treated as a regulated investment company or to meet the requirements for such treatment under the Code.

(e) Since January 1, 2018, to the Knowledge of the Company, the audited financial statements of the SEI Public Fund for the last three (3) fiscal years and the interim financial statements of the SEI Public Fund for the last six (6) calendar months, in each case, have been prepared from, and are in accordance with, the books and records of the SEI Public Fund in accordance with GAAP (except as otherwise disclosed therein), and fairly present in all material respects the financial position, statement of net assets and results of operations of the SEI Public Fund at the dates and for the periods stated therein, except for any such failure as has not had, and would not reasonably be expected to have, a Material Adverse Effect. The information provided in writing by the Group Companies for inclusion in such financial statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such written information, in the light of the circumstances under which they were or are made, not misleading. Correct and complete copies of such financial statements have been made available to the Buyer. The Group Companies have not, since January 1, 2018, received written notice of any material deficiencies or weaknesses in the design or operation of internal controls over financial reporting that have adversely affected or would reasonably be expected to adversely affect the SEI Public Fund’s ability to record, process, summarize, and report financial information except for any such notice that would not reasonably be expected to have a Material Adverse Effect. The Group Companies have not, since January 1, 2018, received written notice of any fraud that involves management or other employees who have a significant role in the SEI Public Fund’s internal controls over financial reporting.

(f)    To the Knowledge of the Company, the SEI Public Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act except for any failure to do so that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, since January 1, 2018, all such policies and procedures have complied in all material respects with applicable Legal Requirements except for any failure to do so that would not reasonably be expected to have a Material Adverse Effect. The Group Companies have not, since January 1, 2018, received written notice of any material violations of any such policies and procedures. Neither the Group Companies nor, to the Knowledge of the Company, the SEI Public Fund, have received written notice since January 1, 2018, (i) from any Governmental Authority or any shareholder of the SEI Public Fund asserting any violation by the SEI Public Fund or the Group Companies of such Legal Requirements, policies and procedures or (ii) that the SEI Public Fund or the Group Companies is under any investigation by any Governmental Authority for any alleged violation of such Legal Requirements, policies or procedures except in each case that would not reasonably be expected to have a Material Adverse Effect.

5.15.6.    With respect to each Private Fund:

(a)    Since its inception, no Private Fund has, to the Knowledge of the Company, (a) been required to register as an investment company under the Investment Company Act or (b) issued or had outstanding any shares or other equity interests that are registered or required to be registered under applicable Securities Laws, except for any such failure that would not reasonably be expected to have a Material Adverse Effect.

(b)    For each Private Fund, there has been in full force and effect an Advisory Contract at all times that the Company was performing Investment Advisory Services for such Private Fund. The Group Companies have made available to the Buyer prior to the date hereof true and complete copies of each such Advisory Contract and, to the Knowledge of the Company, all side letters with any investor in a Private Fund.

(c)    To the Knowledge of the Company, each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. To the Knowledge of the Company, each Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Legal Requirements, except for any failure to be so qualified, licensed or registered that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, all outstanding shares, units or interests of each Private Fund (a) have been issued, offered and sold in compliance with Legal Requirements and (b) have been duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called by such Private Fund pursuant to its Organizational Documents) and (if applicable) non-assessable, except for any such failure that would not reasonably be expected to have a Material Adverse Effect.

(d)    Each Private Fund currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Advisory Contract, and its governing documents and all applicable Securities Laws, except in each case for any such failure that would not reasonably be expected to have a Material Adverse Effect. Each of the investments made by a Group Company for each Private Fund has, in all material respects, been (i) made in accordance with the investment policies and objectives of such Private Fund in effect at the time such investments were made and (ii) held in accordance with such Private Fund’s investment policies and objectives to the extent applicable and in effect at the time such investments were held, except, in each case under clauses (i) and (ii), where any noncompliance would not reasonably be expected to be material to the Group Companies taken as a whole. Each Private Fund is in material compliance with the terms governing each of its underlying investments (including, in respect of material compliance with any applicable reporting and confidentiality provisions), except for any such failure that would not reasonably be expected to have a

Material Adverse Effect. No Private Fund is in material default with respect to any obligations to contribute capital to such underlying investments.

(e)    To the extent any of such items has been previously prepared, the Group Companies have made available to the Buyer prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the Private Funds, for the fiscal year ending December 31, 2020 (each hereinafter referred to as a “Private Fund Financial Statement”). The Group Companies have not, since January 1, 2018, received any written notice of any material deficiencies or weaknesses in the design or operation of internal controls over financial reporting that have adversely affected or would reasonably be expected to adversely affect any Private Fund’s ability to record, process, summarize, and report financial information except for any such notice that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there has been no fraud that involves management or other employees who have a significant role in a Private Fund’s internal controls over financial reporting and the Group Companies have not, since January 1, 2018, received any written notice of any fraud that involves management or other employees who have a significant role in any Private Fund’s internal controls over financial reporting.

(f)    No Private Fund has at any time been terminated, or has had its investment operations (including such Private Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its investment advisory function transferred away from any Group Company.

(g)    To the Knowledge of the Company, each Private Fund is in material compliance with, and since January 1, 2018, has not been in material default under, the terms of any indebtedness for borrowed money of such Private Fund except for any such default that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(h)    To the Knowledge of the Company, no intermediary, placement agent, distributor, or solicitor has, since January 1, 2018, unlawfully marketed any of the services of any Private Fund or unlawfully marketed or sold any interest in any Private Fund in each case in any manner that would give rise to material Liability to a Group Company, and, to the Knowledge of the Company, there are no outstanding Actions against any of the Group Companies or any Private Fund with respect to such marketing or sale.

(i)    All Performance Records (including set forth in private placement memoranda) provided, presented, or made available by any Group Company since January 1, 2018, to any Advisory Client or any actual or potential investor in any Private Fund have, to the Knowledge of the Company, (i) complied with Legal Requirements in all material respects and (ii) did not at the time they were so provided, presented, or made available contain any untrue statement of a material fact or, solely with respect to any Performance Records, omit to state a material fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Group Companies maintain all material documentation necessary to form a basis for, demonstrate, or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by Legal Requirements.

5.16.    Tax Matters.

5.16.1.    Each Group Company has timely filed, or has caused to be timely filed on their behalf (after giving effect to extensions), all Tax Returns with respect to Income Taxes and all other material Tax Returns required to be filed by them. All such Tax Returns are true, correct, and complete in all material respects. All Income Taxes and other material Taxes due and payable by the Group Companies (whether or not shown as due on any such Tax Return) have been paid. As of the Most Recent Balance Sheet Date, adequate reserves and accruals have been established to provide for the payment of all Taxes of the Company that are not yet due and payable as of such date, and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past custom and practice of the Company are adequate to cover all unpaid Taxes of the Company accruing through the Closing Date.

5.16.2.    All Taxes required to have been withheld and paid by a Group Company in connection with amounts paid by a Group Company to any employee, independent contractor, creditor, stockholder, member, or other third party have been duly withheld and timely paid to the appropriate Governmental Authority.

5.16.3.    There is no pending, proposed in writing, or outstanding Action concerning any Tax Return or Tax of any Group Company. No deficiency or adjustment for any amount of Tax has been proposed or assessed by any taxing authority against any Group Company that has not been paid, settled, or otherwise resolved.

5.16.4.    No Group Company has ever been a member of an affiliated, combined, unitary, or similar group filing a consolidated, combined, unitary, or similar Tax Return (other than an affiliated group the common parent of which is BSI or an Affiliate of BSI). No Group Company has any Liability for the Taxes of any Person other than a Group Company under Treasury Regulation Section 1.1502-6 (or any similar state, local, or non-U.S. Legal Requirement), as a transferee, successor, by Contract (other than any Contract that is entered into in the ordinary course of business and not primarily related to Taxes), or otherwise pursuant to any other Legal Requirement (other than, for the avoidance of doubt, by Contract).

5.16.5.    No Group Company is a party to or bound by any Tax sharing, indemnification, allocation, or similar agreement, other than a Contract that is entered into in the ordinary course of business and is not primarily related to Taxes.

5.16.6.    No asset of a Group Company is subject to any Encumbrances with respect to Liabilities for Taxes, other than Permitted Encumbrances described in clause (a) of the definition thereof.

5.16.7.    No Group Company has agreed to, or is a beneficiary of, any extension of time with respect to any Tax deficiency or any Tax that may be assessed or collected, or any extension or waiver of a statute of limitations in respect of its Taxes, other than, in each case, automatic extensions in connection with extensions of the due date for filing Tax Returns or extensions or waivers no longer in effect.

5.16.8.    No Group Company has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.16.9.    No Group Company (a) has, or has had, a branch, agency, or permanent establishment in a country other than its country of organization, or has ever been subject to Tax in a jurisdiction outside of its country of organization; (b) is a beneficiary of any private letter ruling of any Governmental Authority or is party to any transfer pricing agreement, closing agreement or similar agreement with any taxing authority; or (c) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

5.16.10.    No Group Company will be required to include any amount in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing that is initiated prior to the Closing; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar state, local or foreign income Tax-related Legal Requirement) executed prior to the Closing; (c) deferred intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar state, local, or foreign income Tax-related Legal Requirement), which deferred intercompany transaction occurred prior to the Closing; (d) prepaid amount received or deferred revenue realized prior to the Closing; (e) installment sale or open transaction disposition made prior to the Closing; (f) election under Section 108(i) of the Code (or any corresponding or similar state, local or foreign income Tax-related Legal Requirement); or (g) the delay of payment of employment Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) or the advance refunding of credits under Section 3606 of the CARES Act. No Group Company has extended, deferred, or delayed the payment of any Taxes or received any advance refunding of credits under the CARES Act.

5.16.11.    No claim has been made in writing within the past five (5) years by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

5.16.12.    Section 5.16.12 of the Company Disclosure Letter sets forth the entity classification for U.S. federal income Tax purposes of each Group Company since its respective date of formation.

5.17.     Employee Benefit Plans.

5.17.1.    For purposes of this Agreement, “Employee Plan” means (a) any plan, program, agreement, policy, or arrangement that is (i) a welfare plan within the meaning of Section 3(1) of ERISA or (ii) a pension plan within the meaning of Section 3(2) of ERISA, or (b) any other employment, individual independent contractor, severance, deferred-compensation, retirement, bonus, incentive, equity compensation, profit-sharing, retention, change-of-control, fringe-benefit, or other similar plan, program, agreement, or policy.

5.17.2.    Section 5.17 of the Company Disclosure Letter lists all material Employee Plans sponsored, maintained or contributed to by a Group Company or under which a Group Company has any Liability, in each case, as of the date hereof (each a “Group Company Plan”). With respect to each Group Company Plan, each Group Company has made available to the Buyer, prior to the date of this Agreement, to the extent applicable, accurate and complete copies of (a) the Group Company Plan document, including any amendments thereto; (b) a written description of such Group Company Plan if such plan is not set forth in a written document; and (c) the most recently prepared applicable actuarial report.

5.17.3.    Each Group Company is and has since January 1, 2018 been in compliance with the Patient Protection and Affordable Care Act of 2010 (the “Affordable Care Act”) in all material respects, and has made an offer of affordable minimum essential coverage to its relevant employees in the manner contemplated under Code Section 4980H to the extent required to avoid the adverse Tax consequences thereunder, and none of the Group Companies are otherwise liable or responsible for any assessable payment, Taxes or penalties under Code Section 4980H or under the Affordable Care Act or in connection with requirements relating thereto.

5.17.4.    No Group Company nor any other Person that would, at the relevant time, be considered a single employer with a Group Company under the Code or ERISA has within the past six (6) years sponsored, maintained, contributed to or had any Liability in respect of a plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. Except as required under Section 601 et seq. of ERISA or similar state Legal Requirement, no Group Company Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment.

5.17.5.    Each Group Company Plan that is intended to be qualified under Code Section 401(a) is subject to a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect such Tax-qualified status. Each Group Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements. All contributions or amounts required to be made by any Group Company with respect to each Group Company Plan for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of such Group Company in accordance with GAAP. With respect to any Group Company Plan, no Group Company has engaged in a transaction in connection with which the Group Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

5.17.6.    There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, or disputes that have been asserted or instituted in respect of any Group Company Plans or any of the trusts related thereto.

5.17.7.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent event or events) (a) result in any payment of severance pay, change in control, retention or other bonus payments becoming due to any current or former employee, director, independent contractor or officer of a Group Company; (b) result in the acceleration of the time of payment, vesting, or funding of any such payments; (c) limit or restrict the right of any Group Company or, after the consummation of the transactions contemplated hereby, the Buyer to merge, amend, or terminate any of the Group Company Plans; or (d) result in an “excess parachute payment” under Section 280G of the Code. No Group Company has any obligation to provide, and no Group Company Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, or other payment for any excise or additional Taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

5.18.    Employment Matters. No employee of a Group Company is currently represented by a labor union with respect to his or her employment by such Group Company and no Group Company is a party, or otherwise subject, to any collective bargaining Contract or other Contract with a labor union. To the Knowledge of the Company, (i) there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize employees of the Group Companies and (ii) no demand for recognition of employees of the Group Companies has been made by, or on behalf of, any labor union. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing, and since January 1, 2018, there have not been any, material labor arbitrations, unfair labor practice charges, or any strikes or other similar, material labor disputes against or involving any Group Company. Each Group Company is in compliance in all material respects with all applicable Legal Requirements respecting labor and employment, including those related to fair employment practices (including equal employment opportunity, discrimination, sexual harassment and retaliation), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, worker classification, whistleblowing, unemployment insurance, family and medical leave, work authorization and immigration, mass layoffs, and plant closings.

5.19.    Affiliate Transactions. No Affiliate of the Sellers (other than a Group Company) or any officer or director of any of the Group Companies is party to any material Contract with a Group Company under which any Group Company will have any obligation or Liability after the Closing. Except for those services provided to Affiliates of the Sellers (including the Group Companies) in the ordinary course of business of the Sellers and their Affiliates, no Affiliate of the Sellers (other than a Group Company) provides any material services to the Group Companies. No Seller or Affiliate of the Sellers (other than a Group Company) or any officer or director of the Group Companies owns any interest in any material asset or property (whether tangible or intangible) used by the Group Companies in the conduct of their business.

5.20.    Insurance. Section 5.20 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all material insurance policies and fidelity bonds maintained by the Group Companies as of the date hereof. The Sellers have made available to the Buyer true and complete copies of all such insurance policies and fidelity bonds. All such policies are legal, valid, binding, and in full force and effect, all premiums due thereon have been paid in full, and such policies are sufficient to satisfy all applicable Legal Requirements and the requirements of all Material Contracts. The Group Companies are not in material default under the provisions of any such policy or bond and no notice of cancellation or termination has been received by a

Group Company with respect to any such policy or bond and, to the Knowledge of the Company, there is no threatened cancellation or termination of any such insurance policy or fidelity bond. There is no material claim or notice of circumstances by any Group Company pending under any such insurance policy or fidelity bond.

5.21.    No Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement or undertaking entered into by a Group Company.

5.22.    Environmental Laws. Each Group Company is, and has since January 1, 2018 been, in material compliance with all applicable Environmental Laws. No Group Company has assumed or retained any Liability under any Environmental Law. No material Action involving any of the Group Companies relating to or alleging any breach or noncompliance with any Environmental Law is pending, or to the Knowledge of the Company, threatened.

5.23.    Money Laundering Laws. Each Group Company and, to the Knowledge of the Company, its respective directors, officers, employees, Affiliates, agents, and Representatives (in each case with respect to the business of the Group Companies), are, and have since January 1, 2018 been, in material compliance with all Legal Requirements and Orders issued, administered, or enforced by any Governmental Authority relating to money laundering, financial recordkeeping, and financial reporting requirements, including the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (collectively, “Money Laundering Laws”). No Action involving any of the Group Companies with respect to any Money Laundering Law is pending or, to the Knowledge of the Company, threatened. Each Group Company has implemented policies and procedures reasonably designed to ensure compliance with Money Laundering Laws.

5.24.    Anti-Corruption. Each Group Company and its respective directors, officers, employees, and, to the Knowledge of the Company, their respective Affiliates, agents, and Representatives (in each case with respect to the business of the Group Companies), are, and have since January 1, 2018 been, in compliance with all Legal Requirements and Orders issued, administered, or enforced by any Governmental Authority relating to bribery and corruption, including the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (“FCPA”), the UK Bribery Act 2010, and any other anti-corruption Legal Requirement or Order (collectively, “Anti-Corruption Laws”), and have not since January 1, 2018, made any unlawful, corrupt, or improper (a) offer, payment, promise to pay, or authorization to pay any money or (b) gift, promise to give, or authorization to give anything of value, to any “foreign official” (as such term is defined in the FCPA), any foreign political party or official thereof, any candidate for foreign political office, or any other Person. No Action involving any of the Group Companies with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Company, threatened. Each Group Company has implemented policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

5.25.    Sanctions. No Group Company, nor any director, officer, employee, nor, to the Knowledge of the Company, any Affiliate, agent, or Representative of a Group Company, is a Person that is (a) targeted by any economic or financial sanctions, export controls, or other trade embargoes (collectively, “Sanctions”) administered by any Governmental Authority, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), Her Majesty’s Treasury, the European Union, and the United Nations or (b) located, organized, or resident in a country or territory that is targeted by comprehensive, country-wide or territory-wide Sanctions (as of this date being the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) (Persons captured in (a) and (b), “Sanctioned Persons”). Each Group Company and its respective directors, officers, employees, and, to the Knowledge of the Company, their Affiliates, agents, and Representatives (in each case with respect to the business of the Group Companies), are, and have since January 1, 2018 been, in compliance with all Sanctions. No Group Company, nor any director, officer, employee, nor, to the Knowledge of the Company, Affiliate, agent, or Representative of Group Company (in each case with respect to the business of the Group Companies), has, since January 1, 2018, engaged directly or indirectly in any dealings or transactions with any Sanctioned Person. No Action involving any of the Group Companies with respect to any Sanctions is pending or, to the Knowledge of the Company, threatened. Each Group Company has implemented policies and procedures reasonably designed to ensure compliance with Sanctions.

5.26.    Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5, THE COMPANY MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE SELLERS, THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT IN RESPECT OF A CLAIM FOR FRAUD BY THE COMPANY OR FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO THE BUYER OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE GROUP COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

6.    REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce each Seller and the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to each Seller and the Company, on the date of this Agreement and on the Closing Date, as follows:

6.1.    Organization. The Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted and to own, lease and operate its properties and assets.

6.2.    Power and Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement and any other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, has been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due and valid authorization, execution, and delivery hereof by the other Parties hereto, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

6.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act, the execution, delivery, and performance by the Buyer of this Agreement do not, and the consummation by the Buyer of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by the Buyer of any of its material obligations under this Agreement.

6.4.    Noncontravention. Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of the Buyer; (b) contravene, conflict with, violate (with or without the giving of notice or the lapse of time or both), or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any Legal Requirement applicable to the Buyer or by which any of its properties or assets are bound or affected; (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under or modification to, or accelerate the performance of any material obligation required by, any material Contract to which the Buyer is a party; or (d) result in the creation of any Encumbrance upon any material properties or assets of the Buyer, except, in the case of clauses (b), (c), and (d), as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by the Buyer of any of its material obligations under this Agreement.

6.5.    Litigation. There are no Actions pending or, to the knowledge of the Buyer, threatened in writing by or against the Buyer that would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by the Buyer of any of its material obligations under this Agreement.

6.6.    Availability of Funds. The Buyer will on the Closing Date have, unrestricted access to immediately available funds sufficient to enable it to pay the Estimated BSI Closing Consideration and to satisfy its other obligations required to be satisfied as of and after the Closing and to pay all of its related fees and expenses.

6.7.    Acquisition for Investment. The BSI Company Equity Interest and the TS&W LP Company Equity Interest to be acquired by the Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or dispose of the BSI Company Equity Interest or the TS&W LP Company Equity Interest so acquired by it in violation of any of the registration requirements of the Securities Act or any applicable state or other Legal Requirement. The Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby. The Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Sellers and the Group Companies concerning the merits and risks of investing in the Group Companies; (b) access to information about the Group Companies, their results of operations, financial condition, and cash flows, and their business generally, in each case, sufficient to the Buyer’s satisfaction to enable the Buyer to evaluate whether or not to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) the opportunity to obtain such additional information that the Buyer believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.8.    No Disqualification.

6.8.1.    None of the Buyer or any of its Affiliates is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a “person associated with an investment adviser.”

6.8.2.    There is no judicial or administrative action, suit or proceeding pending, to the Buyer’s actual knowledge, investigation pending that could reasonably be expected to result in any “affiliated person” of the Buyer, or any “person associated with an investment adviser” becoming ineligible to serve in such positions or requiring disclosure to advisory clients.

6.8.3.    Except as set forth on Schedule 6.8 attached hereto, since January 1, 2018, none of the Buyer or any of its Affiliates has received any written notice from any Governmental Authority alleging non-compliance with any material Legal Requirement applicable to the Buyer or any of its Affiliates, including Privacy and Security Laws and applicable Securities Laws, that would reasonably be expected to give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Company giving effect to the Closing.

6.8.4.    None of the Buyer or any of its Affiliates nor, to the Buyer’s actual knowledge, any of the Persons associated with any of the Buyer or any of its Affiliates as specified in Section 506 of Regulation D under the Securities Act are subject to any of the disqualifying events listed in Section 506.

6.9.    No Brokers. No Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement or undertaking entered into by the Buyer.

6.10.    Due Diligence Review.

6.10.1.    The Buyer acknowledges and agrees that it has conducted, and completed to its satisfaction, such investigations of the Group Companies and their business as it deems necessary and appropriate, and has been furnished or made available to it, the Affiliates of Buyer, any of their respective Representatives, or any other Person for their benefit, all of the information that it has requested from the Sellers, the Group Companies or their Affiliates, or their respective Representatives in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer further acknowledges and agrees that no Affiliate of the Sellers (other than the Company) is making any representations or warranties whatsoever express or implied, at law or in equity, and the Buyer acknowledges and agrees that, except for such representations and warranties of the Sellers contained in Article 4 of this Agreement and of the Company contained in Article 5 of this Agreement, it is purchasing the BSI Company Equity Interest and the TS&W LP Company Equity Interest, and the interest they represent in the Group Companies and their business, on an AS IS/WHERE IS basis. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties of the Sellers contained in Article 4 of this Agreement and of the Company contained in Article 5 of this Agreement, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis, and evaluation of the Group Companies and their business. The Buyer further acknowledges and agrees that no Affiliate of the Sellers (other than the Company), nor any of their respective Representatives, nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Group Companies or their business, or the transactions contemplated by this Agreement, other than those expressly set forth in Article 4 or Article 5 of this Agreement.

6.10.2.    In connection with the Buyer’s investigation of the Group Companies and their business, the Buyer has received from or on behalf of the Sellers and the Group Companies certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the business of the Group Companies. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that the Buyer is familiar with such uncertainties, and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the disclosed assumptions underlying such estimates, projections, and other forecasts and plans). Accordingly, neither the Sellers, nor any of their Affiliates (including the Group Companies), nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans).

In connection with the Buyer’s investigation of the Group Companies and their business, the Buyer has received from or on behalf of the Sellers and the Group Companies certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the business of the Group Companies. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that the Buyer is familiar with such uncertainties, and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the disclosed assumptions underlying such estimates, projections, and other forecasts and plans). Accordingly, neither the Sellers, nor any of their Affiliates (including the Group Companies), nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans).

7.    REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce each Seller and the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Parent hereby represents and warrants to each Seller and the Company, on the date of this Agreement and on the Closing Date, as follows:

7.1.    Organization. Parent is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite organizational power and authority to conduct its business substantially in the manner in which it is currently being conducted and to own, lease and operate its properties and assets.

7.2.    Power and Authority. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby, has been duly authorized by all necessary action, and no other action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution, and delivery hereof by the other Parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

7.3.    Authorization of Governmental Authorities. Except for compliance with the HSR Act, the execution, delivery, and performance by Parent of this Agreement do not, and the consummation by Parent of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority, except, in each case, as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by Parent of any of its material obligations under this Agreement.

7.4.    Noncontravention. Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of Parent; (b) contravene, conflict with, violate (with or without the giving of notice or the lapse of time or both), or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under, any Legal Requirement applicable to Parent or by which any of its properties or assets are bound or affected; (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under or modification to, or accelerate the performance of any material obligation required by, any material Contract to which Parent is a party; or (d) result in the creation of any Encumbrance upon any material properties or assets of Parent, except, in the case of clauses (b), (c), and (d), as has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by Parent of any of its material obligations under this Agreement.

7.5.    Litigation. There are no Actions pending, or, to the knowledge of Parent, threatened in writing by or against Parent that would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated hereby or performance by Parent of any of its material obligations under this Agreement.

7.6.    Parent Listing, Capitalization, and Filings.

7.6.1.    Parent is a public company incorporated under the Corporations Act and is admitted to the official list of a financial market operated by the ASX. The quotation of Parent’s ordinary shares on the ASX has not been suspended or terminated.

7.6.2.    As of the date of this Agreement there are 323,970,526 issued ordinary shares in the capital of Parent, 3,676,841 performance share rights (including business performance rights), and 5,843,893 nil costs.

7.6.3.    As of the date of this Agreement, Parent (a) has filed with ASIC and the ASX all documents required to be filed with ASIC or the ASX, including pursuant to ASX Listing Rule 3.1A; (b) has complied in all material respects with its continuous and periodic disclosure obligations under the Corporations Act and the ASX Listing Rules; and (c) other than the transactions contemplated by this Agreement, the Securities Offering, the related debt financing, and its financial results for the half year ended March 30, 2021 to be disclosed on the date of this Agreement, is not withholding from public disclosure to the ASX any information otherwise required to be disclosed to the ASX in accordance with the ASX Listing Rules.

7.6.4.    Except as contemplated by this Agreement, Parent is not, and will not be, offering or issuing the Parent Consideration Shares with the purpose of TS&W LP or the TS&W Partners selling or transferring any interest in the Parent Consideration Shares (or granting, issuing or transferring interests in, or options over them).

7.7.    Parent Consideration Shares.

7.7.1.    Upon issuance, the Parent Consideration Shares will be fully paid ordinary shares in the issued capital of Parent and will as of and from their issuance at Closing rank pari passu with Parent’s existing ordinary shares and will be freely tradeable (subject to the transfer restrictions set forth in the applicable Required Deed and any restrictions under applicable Legal Requirements).

7.7.2.    Persons who receive the Parent Consideration Shares pursuant to this Agreement will receive good and marketable title to such Parent Consideration Shares, free and clear of any Encumbrance (other than the transfer restrictions set forth in the applicable Required Deed and any restrictions under applicable Legal Requirements) and will not be subject to any pre-emptive or similar rights.

7.7.3.    Parent does not have knowledge of any reason that the ASX would not grant quotation of all Parent Consideration Shares on the ASX from and after the Closing Date. Parent has provided WS&T GP with a substantially final draft of the investor presentation or other document to be released by it to the ASX that comprise part of the Offer Materials.

7.8.    No Brokers. Other than Spencer House Partners LLP and Macquarie Group Limited, no Person is or may be entitled to a broker’s commission, finder’s fee, advisor’s fee or similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement or undertaking entered into by Parent.

8.    COVENANTS.

8.1.    Operation of the Business.

8.1.1.    From and after the date hereof and prior to the Closing or, if applicable, the date on which this Agreement is earlier terminated pursuant to Section 10.1 (the “Termination Date”), and except (a) as may be required by applicable Legal Requirements; (b) with the consent in writing of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed); or (c) as may be required or contemplated by another provision of this Agreement, the Company covenants and agrees with the Buyer that the Group Companies shall (x) conduct their business in the ordinary course and consistent with past practice; (y) the Group Companies shall use reasonable best efforts to conduct their business in accordance with applicable Legal Requirements in all material respects; and (z) use reasonable best efforts to substantially preserve the tangible and intangible assets of their business and their present relations with their material Advisory Clients, suppliers, key employees, and other key business relations.

8.1.2.    From and after the date hereof and prior to the Closing or the Termination Date, as applicable, and except (a) as may be required by applicable Legal Requirements; (b) with the consent in writing of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); (c) as may be required or contemplated by another provision of this Agreement (including in connection with the Restructuring); or (d) as set forth on Section 8.1.2 of the Company Disclosure Letter, the Company covenants and agrees with the Buyer that none of the Group Companies shall:

(a)    enter into any new line of business;

(b)    adopt any amendments to or otherwise change its Organizational Documents;

(c)    issue, grant, sell, transfer, assign, deliver, pledge, encumber, or otherwise dispose of, or purchase, redeem, or otherwise retire or acquire, or authorize the issuance, grant, sale, transfer, assignment, delivery, pledge, encumbrance or other disposition of, or purchase, redemption or other retirement or acquisition of, any of its Capital Stock or any rights with respect thereto, or enter into any agreement, option, call, or commitment of any character that would obligate it to do any of the foregoing;

(d)    effect any merger, consolidation, liquidation, partial liquidation, dissolution, recapitalization, reclassification, stock split or similar change in the capitalization of, or restructure or reorganize, any Group Company, or adopt a plan or resolutions providing for any of the foregoing;

(e)    (i) sell, transfer, lease, offer to sell, abandon or make any other disposition of, or (ii) purchase, lease, or otherwise acquire, any assets or properties (including any Real Property), in each case, other than in the ordinary course of business;

(f)    grant any Encumbrance (other than Permitted Encumbrances) on any of their respective material assets, in each case;

(g)    acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person;

(h)    except in connection with providing Investment Advisory Services, make any investment or acquire any interest in another Person or any division thereof, other than another Group Company;

(i)    make any loans, advances, or capital contributions to any Person, other than loans or advances to employees of the Group Companies in connection with the performance of their duties;

(j)    other than in the ordinary course of business consistent with past practice: (i) cancel, amend, modify, terminate, or grant a waiver of any material rights under any Material Contract or any Advisory Contract (including any amendment or agreement to reduce the fee rate or waive any fees payable to a Group Company under, or otherwise materially and adversely change the economic terms of or terminate, any Advisory Contract), other than as required under this Agreement or for the expiration of any such Material Contract or Advisory Contract pursuant to its terms as in effect as of the date hereof, or (ii) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof (excluding any Advisory Contract);

(k)    increase the annual salary of, or grant any annual or special bonus to, any director, executive officer, portfolio manager, or other member of the investment teams, other than in the ordinary course of business or as required by an existing Contract or Employee Plan;

(l)    (i) grant any equity-based compensation under any Group Company Plan; (ii) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any Group Company Plan except in accordance with an existing Contract or Employee Plan; (iii) grant any new entitlement to severance, change in control, retention benefit or any other similar award other than as required by an existing Contract or Employee Plan; (iv) become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union; (v) terminate the employment of any Person, whose annual base salary exceeds $250,000 annually, other than for cause; or (vi) hire any Person whose annual base salary exceeds $250,000 annually;

(m)    adopt, terminate, or amend or modify in any material respect any Group Company Plan or any plan, program, arrangement, practice or agreement that would be a Group Company Plan if it were in effect on the date hereof, in each case, other than in the ordinary course of business or to the extent required by applicable Legal Requirements or the terms of any Group Company Plan;

(n)    terminate, allow to lapse, amend, or modify any material Permit in a manner that is material to the Group Companies;

(o)    declare, set aside, make, or pay any dividend or other distribution in respect of the Capital Stock of any Group Company other than dividends or distributions payable solely in cash;

(p)    launch any new Public Fund, Private Fund, or investment strategy, or invest or provide additional seed capital to any Public Fund or Private Fund, in the aggregate in excess of $2,000,000;

(q)    (i) encumber (other than a Permitted Encumbrance), abandon, sell, transfer, or otherwise dispose of any right, title, or interest of any Group Company in any Group Company Intellectual Property (other than in the ordinary course of business consistent with past practice); (ii) impair or fail to diligently maintain or protect any material Group Company Intellectual Property; (iii) license or sublicense any Group Company Intellectual Property (other than a non-exclusive license to a customer or contractor in the ordinary course of business consistent with past practice); or (iv) disclose or make accessible any Trade Secrets included in the Group Company Intellectual Property to any Person (other than disclosures or access made (A) in the ordinary course of business consistent with past practice and (B) subject to appropriate confidentiality obligations);

(r)    pay, discharge, compromise, settle or satisfy any Action that involves payment in excess of $100,000 in the aggregate by the Group Companies, or that is otherwise binding on, or affects the operation of, the business of the Group Companies;

(s)    other than in the ordinary course of business, cancel or compromise any material debt to, or claim of, any Group Company, or waive or release any material right of any Group Company;

(t)    other than as required by this Agreement, (i) incur, create, assume, or otherwise become liable for any Debt or any Liability of any third party (including Sellers or any of their Affiliates) that would remain outstanding after the Closing; (ii) issue or sell options, warrants, calls, or other rights to acquire any Debt of any Group Company; (iii) take any action that would result in any amendment, modification, or change of any term of any Debt of any Group Company that would prevent or impose penalties on the pre-payment of such Debt or require such Debt to remain outstanding after the Closing; or (iv) guarantee any Liability of any other Person;

(u)    (i) revoke or change any Tax election (except with respect to distributive share items reported on a Pass-Through Income Tax Return), adopt any material Tax election inconsistent with past practice (except with respect to distributive share items reported on a Pass-Through Income Tax Return), change any accounting period or accounting method, adopt any accounting period or accounting method inconsistent with past practice, or amend any Tax Return (other than a Pass-Through Income Tax Return); (ii) enter into any closing agreement or settle any Tax Action; (iii) prepare or file any Tax Return inconsistent with past practice (except as otherwise required by applicable Legal Requirements; (iv) incur any Liability for Taxes other than in the ordinary course of business consistent with past practice; or (v) request any ruling or similar guidance from any Governmental Authority in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than an extension in connection with extensions of the due date for filing Tax Returns);

(v)    make, commit to or authorize any capital expenditures in excess of $500,000 in the aggregate;

(w)    enter into any Contract for the purchase of real property or to lease any material real property; or

(x)    agree or commit to take, or make any omission that would result in, any of the foregoing actions.

8.1.3.    For the avoidance of doubt, nothing in this Agreement, including this Section 8.1, shall forbid the Sellers or any Group Company from, or otherwise require any consent of, or notice to, the Buyer for, (a) any dividend or distribution paid in Cash from any Group Company, directly or indirectly, to the Sellers or any of their Affiliates; (b) paying or repaying any Liability that is owed by one or more Group Companies, on the one hand, to the Sellers or any of their Affiliates, on the other hand; (c) taking any COVID-19 Actions that are substantially consistent with any such actions taken prior to the date hereof or with the actions taken by other similarly situated investment advisors (provided, however, that the Company shall consult with the Buyer to the extent reasonably practicable prior to undertaking any COVID-19 Actions); or (d) agreeing or committing to take any of the foregoing actions or otherwise causing any of such actions to occur.

8.2.    Best Efforts.

8.2.1.    From and after the date hereof and prior to the Closing or the Termination Date and subject to the other provisions of this Agreement, each Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable on its part under this Agreement to consummate and make effective the transactions contemplated hereby, including preparing and filing all documentation to effect all notices, reports, and other filings and to obtain all consents, approvals, registrations, authorizations, waivers, Permits, and Orders necessary to be obtained from any third party (including any Governmental Authority) in order to consummate the transactions contemplated hereby; provided that in no event shall the Sellers, any Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such consent, approval, registration, authorization, waiver, Permit, or Order.

8.2.2.    Without limiting the generality of Section 8.2.1, each Party shall, as promptly as reasonably practicable following the execution of this Agreement (and in any event within ten (10) Business Days) make or cause to be made all pre-Closing notification and other filings required of each of them with all applicable Governmental Authorities, including the notification and report form required under the HSR Act. The Buyer shall bear 50% of all filing fees payable in connection with any of the foregoing and the other 50% shall be included in Transaction Expenses.

8.2.3.    Without limiting the generality of Section 8.2.1, each Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any inquiries or requests for information from Governmental Authorities, to cause the expiration or termination of any applicable waiting periods under the HSR Act, and to obtain any clearance, waiver, approval, or authorization required under the HSR Act and under any other applicable Legal Requirements, in each case, in order to consummate the transactions contemplated hereby.

8.2.4.    Each Party shall, and shall cause each of its Affiliates to, subject to applicable Legal Requirements (a) promptly notify the other Parties of any material communication to that Party or any of its Affiliates from any Governmental Authority (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions contemplated hereby and permit the other Parties to review in advance any proposed written communication to any Governmental Authority; (b) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case, to the extent practicable; (c) furnish the other Party with copies of all written correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; and (d) furnish the other Party with such information and assistance as the other Parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the transactions contemplated hereby, including any filings necessary or appropriate under the HSR Act and under any other applicable Legal Requirements.

8.2.5.    The Buyer shall, and shall cause each of its Affiliates to, use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the HSR Act. Such reasonable best efforts shall include an obligation to (a) contest or resist (including through any applicable appeals process) any Action that may be instituted challenging the transactions contemplated hereby; (b) seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby; (c) propose, negotiate, commit to, or agree to effect, by consent decree, hold separate Order, or otherwise, the sale, divestiture, or disposition of any assets or businesses; and (d) otherwise take or commit to take actions that after the Closing Date would limit the freedom of the Buyer or its Affiliates with respect to, or their ability to retain, one or more businesses, product lines, or assets.

8.2.6.    The Buyer shall (a) control the strategy for obtaining all consents and approvals from any Governmental Authority necessary under the HSR Act to consummate the transactions contemplated hereby and (b) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority under the HSR Act in connection with the transactions contemplated hereby and in connection with any Action by of before, or any negotiations with, a Governmental Authority relating to the transactions contemplated hereby and of all other regulatory matters incidental thereto; provided that the Buyer shall consult and cooperate with the Sellers and the Group Companies with respect to such strategy, positions, and requested regulatory action and consider the Sellers’ and Group Companies’ views in good faith.

8.3.    Press Releases and Public Announcements. The initial public announcements or disclosures regarding the transactions contemplated by this Agreement shall be separate press releases of (a) the Buyer (or an Affiliate thereof) and the Company and (b) BSI (or an Affiliate thereof). Thereafter, no Party nor any of its Affiliates shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written approval of BSI and the Buyer; provided that any Party may issue a press release or make a public announcement (a) that it believes in good faith it is required to make under applicable Legal Requirements or pursuant to the rules and regulations of any stock exchange, including any public announcements reasonably necessary or appropriate to obtain Public Fund Shareholder Approval; (b) in order to conduct capital raising, so long as it first gives the other Parties an opportunity to review and comment on such press release or public announcement and considers any such comments in good faith; or (c) that is not inconsistent with previous releases or announcements made by any Party in compliance with the provisions of this Section 8.3.

8.4.    Access to Information.

8.4.1.    Subject to applicable Legal Requirements, from and after the date hereof and prior to the Closing or the Termination Date, the Sellers shall, upon reasonable prior written notice from the Buyer, permit the Buyer and its Representatives to have reasonable access during normal business hours to the officers, employees, properties, assets, books and records of the Group Companies and such other information concerning the Group Companies and their respective businesses as the Buyer or any of its Representatives may reasonably request; provided that the Buyer and its Representatives shall not be permitted to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information, in each case, in violation of applicable Legal Requirements; (b) information that is subject to attorney-client privilege; or (c) information that a Group Company is required to keep confidential pursuant to the terms of any Contract by which such Group Company is bound; provided that the Company shall use reasonable best efforts to disclose all such information in a manner as would not be in violation of applicable Legal Requirements, destroy attorney-client privilege, or result in a breach of any confidentiality obligations, as applicable. In no event shall the Buyer or any of its Affiliates or Representatives contact any Advisory Client, customer, supplier, financing source, or other business relation of the Sellers, the Group Companies, or any of their respective Affiliates with respect to the transactions contemplated hereby in each case, without the prior written consent of BSI (such consent not to be unreasonably withheld, conditioned, or delayed).

8.4.2.    The Buyer shall, and shall cause its Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Sellers, the Group Companies and their respective Affiliates furnished to the Buyer or its Representatives in connection with the transactions contemplated by this Agreement in accordance with that certain confidentiality agreement, dated as of September 28, 2021, between the Buyer, BSI and the Company (the “Confidentiality Agreement”) as if all such documents and information were Confidential Information (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect until the Closing in accordance with its terms and shall apply to the Buyer as if it were a party thereto.

8.5.    Further Assurances. From time to time following the Closing, the Parties shall execute, acknowledge and deliver all such further conveyances and other instruments and documents, and do and take all such further actions, as may be reasonably necessary or appropriate to make effective the transactions contemplated by this Agreement.

8.6.    Fees and Expenses. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, and the transactions contemplated hereby, and whether or not the Closing shall have occurred, (a) incurred by the Buyer or by any Group Company following the Closing shall be paid by the Buyer and (b) incurred by the Sellers or by any Group Company or by WS&T GP prior to the Closing shall be paid by the Sellers or shall be included in Transaction Expenses.

8.7.    Exclusivity. From and after the date hereof and prior to the Closing or the Termination Date, the Sellers and the Company shall not, and shall use their respective reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage any inquiry, proposal, or offer with respect to any Acquisition Proposal; (b) participate in any discussions or negotiations regarding an Acquisition

Proposal with any Person, other than the Buyer and its Representatives, or furnish any information or documentation with respect to any Group Company or the businesses of the Group Companies to any Person, other than the Buyer and its Representatives, in connection with or in respect of an Acquisition Proposal; or (c) enter into, or authorize the entry into, any letter of intent, agreement in principle, definitive agreement, or other arrangement or understanding with any Person relating to an Acquisition Proposal. Promptly after execution of this Agreement, Sellers and the Company will, and will cause their respective Representatives to, instruct any third parties to return or destroy all confidential information of any Group Company provided to such third party in connection with such third party’s consideration of an Acquisition Proposal.

8.8.    Advisory Client Consents.

8.8.1.    With respect to each Public Fund (other than the SEI Public Fund), the Company shall use its reasonable best efforts to (a) as promptly as reasonably practicable after the date of this Agreement, to the extent required by applicable Legal Requirements and the terms of any Contract or any Organizational Document of such Public Fund, obtain the approval of a majority of the Public Fund Board and a majority of the members of such Public Fund Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of such Public Fund (“Public Fund Board Approval”) of a new investment advisory agreement (or investment sub-advisory agreement, as applicable) with respect to such Public Fund (a “New IAA”) that becomes effective as of the later of the Closing Date and the approval of such New IAA by the vote of a “majority of the outstanding voting securities” (as defined in the Investment Company Act) of such Public Fund (“Public Fund Shareholder Approval”) if Public Fund Shareholder Approval is required under applicable Legal Requirements; and (b)(i) obtain the Public Fund Board recommendation of the approval of such New IAA to the shareholders of such Public Fund, if such approval is required under applicable Legal Requirements; and (ii) to the extent required by applicable Legal Requirements, obtain the Public Fund Board approval to call a meeting of the shareholders of such Public Fund for the purpose of voting on the approval of the New IAA for such Public Fund (a “Public Fund Shareholder Meeting”), such meeting to occur as soon as reasonably practicable (taking into consideration the applicable quorum requirements), subject to the terms of such Public Fund’s Organizational Documents and applicable Legal Requirements, following the date of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary herein, no Group Company shall be required to use any efforts to obtain Public Fund Shareholder Approval with respect to any Public Fund to which a Group Company serves as sub-adviser, if such Public Fund has obtained, and to the Knowledge of the Company complies with, an exemptive order from the SEC that permits the adviser to such Public Fund, subject to approval by the Public Fund Board, or to enter into the New IAA without shareholder approval.

8.8.2.    To the extent required by applicable Legal Requirements, as promptly as reasonably practicable following the receipt of each Public Fund Board Approval, the Company shall, in coordination with each Public Fund (other than the SEI Public Fund) and the primary investment adviser to each Public Fund, use its reasonable best efforts to (a) have prepared and filed proxy materials for a Public Fund Shareholder Meeting (such proxy materials, a “Public Fund Proxy Statement”); (b) in accordance with applicable Legal Requirements, have a Public Fund Proxy Statement mailed to the shareholders of such Public Funds as of the record date established by the Public Fund Board for such Public Fund Shareholder Meeting; and (c) have duly called, convened and held such Public Fund Shareholder Meeting as promptly as reasonably practicable (taking into consideration applicable quorum requirements) following the mailing of the Public Fund Proxy Statement. The Company shall use reasonable best efforts to seek to have the primary investment adviser to each Public Fund (other than the SEI Public Fund) solicit from the shareholders of each Public Fund whose New IAA requires Public Fund Shareholder Approval proxies in favor of the approval of its New IAA and use reasonable best efforts to take all other actions reasonably necessary or advisable to seek to obtain the Public Fund Shareholder Approval of such New IAA. For the avoidance of doubt and notwithstanding anything to the contrary herein, no Group Company shall be required to prepare, file, or mail proxy materials, call, convene, or hold a Public Fund Shareholder Meeting, or use any other efforts to obtain Public Fund Shareholder Approval with respect to any Public Fund to which a Group Company serves as sub-adviser, if such Public Fund has obtained, and to the Knowledge of the Company complies with, an exemptive order from the SEC that permits the adviser to such Public Fund, subject to approval by the Public Fund Board, to enter into the New IAA without shareholder approval.

8.8.3.    With respect to each Advisory Client other than a Public Fund, the Company shall, in accordance with applicable Legal Requirements and the applicable Fund Documents, use its reasonable best efforts to obtain, prior to the Closing, all necessary consents and approvals to the “assignment” (as defined in the Advisers Act) of each Advisory Contract (including, as applicable, with respect to Advisory Clients that are pooled investment vehicles, any necessary consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee, or investors therein); provided that in no event shall the Sellers, any Group Company, or any of their respective Affiliates be required to pay, or agree to pay, any fee, penalty, or other consideration to any Person for any such consents or approvals. To the extent allowed by applicable Legal Requirements and unless affirmative consent is required by the express terms of the applicable Advisory Contract (or applicable Fund Documents), and such term has not been deemed waived, the consents and approvals obtained pursuant to this Section 8.8.3 may take the form of a so-called implied or negative consent.

8.8.4.    With respect to the SEI Public Fund, the Company shall use its reasonable best efforts, as soon as reasonably practicable following the date hereof, to obtain (a) the approval of the SEI Public Fund’s Board of Trustees (the “SEI Public Fund Board”) of a plan of reorganization pursuant to which the SEI Public Fund will be reorganized into a newly created shell fund advised by the Company or the Buyer (or an applicable Affiliate) that is a series of the JOHCM Funds Trust (the “JOHCM Shell Fund”), an investment company registered under the Investment Company Act (the “SEI Public Fund Reorganization”); and (b) all approvals by the SEI Public Fund Board to enter into an interim investment advisory agreement between the SEI Public Fund and the applicable Group Company pursuant to Rule 15a-4 under the Investment Company Act. The Company shall use its reasonable best efforts to obtain SEI Public Fund Board approval to call a special meeting of the shareholders of the SEI Public Fund, to be held as soon as reasonably practicable after the date of this Agreement, for the purpose of voting on the approval of the SEI Public Fund Reorganization (taking into consideration the applicable quorum requirements), subject to the terms of the SEI Public Fund’s Organizational Documents and applicable Legal Requirements, following the date of this Agreement. In connection therewith, (x) the Buyer shall use (and shall cause its Affiliates to use) reasonable best efforts to (i) obtain the required consents and approvals (including by the JOHCM Board of Trustees of the JOHCM Shell Fund and, if applicable, the shareholders of the JOHCM Shell Fund) necessary for the SEI

Public Fund Reorganization and (ii) cause the JOHCM Shell Fund to prepare and to file with the SEC (to the extent such filing is required) all securities registrations statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Investment Company Act, including a securities registration statement on SEC Form N-14 (or the successor form thereto) containing a joint proxy statement and prospectus (a “SEI Public Fund Merger Proxy Statement/Prospectus”), and (y) each of the Buyer and the Sellers shall use their respective reasonable best efforts to have the SEI Public Fund (i) as promptly as practicable after review by the SEC, mail such proxy solicitation materials (including, as applicable, the SEI Public Fund Merger Proxy Statement/Prospectus) to the shareholders of the SEI Public Fund and (ii) as soon as practicable following the mailing of such proxy solicitation materials, to submit, or seek to be submitted, to the shareholders of the SEI Public Fund, for a vote at such shareholders meeting, a proposal to approve the SEI Public Fund Reorganization. The Buyer, on the one hand, and the Sellers, on the other hand (through inclusion in Transaction Expenses), shall each be responsible for 50% of the fees, costs, and expenses (including legal, accounting, investment banking, and other professional advisory fees, costs, and expenses) relating to obtaining the consents contemplated by this Section 8.8.4 (including the costs and expenses of proxy solicitation, printing and mailing, information statements required to be distributed to the shareholders, and legal counsel). Each such party shall promptly reimburse the other party upon request with respect to its share of such fees, costs, and expenses paid by the other party.

8.8.5.    The Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers and the Group Companies, the SEI Public Fund Board, the Public Fund Boards, and the Public Funds’ other sponsors or investment advisers in taking the actions and obtaining the consents and approvals described in this Section 8.8, including by making themselves reasonably available for presentations to the SEI Public Fund Board, the applicable Public Fund Boards and to the Public Funds’ sponsors or investment advisers and assisting in the preparation of the proxy statements, any presentations or other materials, or any communications made by Group Companies to the SEI Public Fund Board, the applicable Public Fund Board or by any Public Fund to such Public Fund’s shareholders, and the Buyer and its Affiliates shall furnish to the Group Companies such information and assistance as the Group Companies, the SEI Public Fund Board, the Public Fund Boards, or the Public Funds’ sponsors or investment advisers may reasonably request in connection therewith. Each Party agrees that none of the information supplied by or on behalf of it in writing expressly for use in the SEI Public Fund Merger Proxy Statement/Prospectus or the proxy statement to be filed with the SEC in connection with obtaining the Public Fund Shareholder Approvals, as amended or supplemented by any amendment or supplement filed with the SEC, will, at the date it is first mailed to the shareholders of the SEI Public Fund or the shareholders of the Public Funds, as applicable, or at the time of a shareholder meeting held to obtain approval of the SEI Public Fund Reorganization or a Public Fund Shareholder Meeting held to obtain the Public Fund Shareholder Approvals, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding any other provision of this Agreement, prior to the Closing Date, neither the Buyer nor any of its Affiliates nor any of their respective Representatives may, directly or indirectly, contact, in writing or otherwise, any Advisory Client or any other Person who acts as an adviser to or consultant for any Advisory Client with respect to this Agreement or the transactions contemplated hereby without the prior written approval of BSI.

8.9.    Employee and Restructuring Matters.

8.9.1.    Post-Closing STIP. Effective immediately after the Closing, the Buyer shall cause the Company to implement a short-term incentive plan for employees of the Group Companies on the terms and conditions set forth on Schedule 8.9.1 attached hereto.

8.9.2.    Pre-Closing STIP. The Buyer shall cause the Company to pay in cash no later than December 31, 2021 to its employees an aggregate amount equal to the annual bonus under the Pre-Closing STIP attributable to the 2021 calendar year ending on the Closing Date that is reflected in the Closing Statement used to calculate the BSI Closing Consideration and the TS&W LP Closing Consideration (or, if such Closing Statement is not final in accordance with the terms of this Agreement by December 31, 2021, the Estimated Closing Statement used to calculate the Estimated BSI Closing Consideration and the Estimated TS&W LP Closing Consideration), the allocation of such aggregate amount shall be determined by the Company’s post-Closing remuneration committee (including the Pendal representative thereon).

8.9.3.    The Restructuring. The Sellers shall cause the Restructuring to be consummated prior to the Closing; provided that the admission of the Buyer to TS&W LP as a special limited partner shall be conditioned on the occurrence of, and effective immediately after, the Closing.

8.9.4.    Deferred Compensation Plan. Effective as of or prior to the Closing, the Company and BSI shall take all actions reasonably necessary to terminate the Company’s participation as a participating employer in the Old Mutual Asset Management Voluntary Deferral Plan (the “Deferred Compensation Plan”), and to ensure all Company participants, or such participant’s designated beneficiaries, receive all compensation amounts deferred thereunder, in accordance with, and subject to, the terms of the Deferred Compensation Plan. For the avoidance of doubt, upon the Closing, all deferrals and Company contributions, if any, shall cease under such Deferred Compensation Plan, in accordance with, and subject to, the terms of the Deferred Compensation Plan.

8.10.    Director and Officer Indemnification.

8.10.1.    The Buyer shall, and shall cause the Group Companies to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current or former director, officer, member, manager or partner, as the case may be, of the Group Companies, and each such person who served as a director, officer, member, manager, partner, trustee, fiduciary, or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Plan, or other Person at the request or for the benefit of the Group Companies (each, together with such Person’s heirs, executors, administrators, and estate, a “Covered Party”) against any costs or expenses (including advancing attorneys’ fees and other expenses in advance of the final disposition of any claim or Action to each Covered Party to the fullest extent permitted by applicable Legal Requirements), losses, judgments, fines, claims, damages, Liabilities, and amounts paid in settlement, in connection with any actual or threatened Actions arising out of, relating to, or in connection with any action or omission occurring or alleged to have occurred in such Covered Party’s capacity as a director, officer, member, manager or partner of the Group Companies or in such Covered Party’s capacity as a director, officer, member, manager, partner, trustee, fiduciary, or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Plan, or other Person before, at, or after the Closing, including, for the avoidance of doubt, in connection with actions to enforce this Section 8.10 or any other indemnification or advancement right of any Covered Party. In the event of any such Action, the Buyer shall, and shall cause the Group Companies to, reasonably cooperate with the Covered Party in the defense of any such Action.

8.10.2.    The Buyer shall cause the Group Companies to ensure that all rights to exculpation, indemnification, and advancement of expenses now existing in favor of the Covered Parties as provided in the Organizational Documents of the Group Companies or in any Contract with the Group Companies shall survive the Closing and shall continue in full force and effect in accordance with their terms for six (6) years following the Closing Date. From and after the Closing, the Buyer shall cause the Group Companies not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Covered Party.

8.10.3.    BSI shall, at BSI’s expense, have in place at the Closing “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability, employment practices liability, and fiduciary liability (including errors and omissions liability) insurance for the benefit of the Covered Parties as of the Closing for a term of no less than six (6) years. The Buyer shall, and shall cause the Group Companies to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored.

8.10.4.    The rights of each Person under this Section 8.10 shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Group Companies, any other indemnification arrangement, the provisions of applicable Legal Requirements, directors’ and officers’, employment practices liability, or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Group Companies, or otherwise. The provisions of this Section 8.10 shall survive the consummation of the Closing in accordance with their respective terms and expressly are intended to benefit, and are enforceable by, each of the Covered Parties, each of whom is an express and intended third-party beneficiary of this Section 8.10.

8.10.5.    In the event the Buyer, the Group Companies, or any of their respective successors or assigns, (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the applicable successors and assigns shall assume the obligations set forth in this Section 8.10.

8.11.    Post-Closing Access to Books and Records. The Buyer and Sellers shall, and shall cause their respective Affiliates (including, in the case of the Buyer, the Group Companies) to, afford the other Party and its Representatives, upon reasonable advance notice, reasonable access during normal business hours to its books and records and the books and records of their respective Affiliates, in each case, pertaining to the operation of the business of the Group Companies prior to the Closing for a period of five (5) years following the Closing Date in connection with any reasonable and legitimate business purpose of the party requesting access.

Without the other Party’s prior written consent, neither the Buyer nor Sellers shall, or permit their respective Affiliates (including the Group Companies) to, destroy, alter, or dispose of any such books and records for a period of five (5) years following the Closing Date or such longer time as may be required by applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Section 8.11, such rights of the Sellers and their Representatives shall be subject to the confidentiality provisions contained in Section 8.18 below.

8.12.    Tax Matters.

8.12.1.    Tax Returns.

(a)    BSI shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns for the Group Companies for Tax periods ending on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practice and custom of the Group Companies to the extent consistent with applicable Legal Requirements; provided, that nothing in this Agreement shall require that any U.S. state Pass-Through Income Tax Return be filed for any Group Company for any Pre-Closing Tax Period or Straddle Period other than in Georgia, Pennsylvania and Virginia. BSI shall provide the Buyer with completed drafts of any such Pass-Through Income Tax Returns that are to be filed after the Closing Date for the Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall consider in good faith the Buyer’s revisions to such Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns for the Group Companies for Straddle Periods. All such Tax Returns filed by the Buyer shall be prepared in a manner consistent with the past practice and custom of the Group Companies to the extent consistent with applicable Legal Requirements; provided, that notwithstanding anything else in this Agreement, no U.S. state Pass-Through Income Tax Return shall be filed for any Group Company for any Pre-Closing Tax Period or Straddle Period other than in Georgia, Pennsylvania and Virginia without the prior written consent of BSI. The Buyer shall provide BSI with completed drafts of any such Pass-Through Income Tax Returns for BSI’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall make any changes reasonably requested by BSI prior to filing such Tax Returns. Without the consent of BSI (not to be unreasonably withheld, conditioned or delayed), the Buyer (x) shall not file any amended Pass-Through Income Tax Return for the Group Companies for any Pre-Closing Tax Period or Straddle Period, (y) shall not make any Tax election with respect to the Group Companies with retroactive effect to any Pre-Closing Tax Period or Straddle Period of the Group Companies, and (z) shall not voluntarily approach any Governmental Authority with respect to any Pre-Closing Tax Period or Straddle Period, in the case of clauses (y) and (z), to the extent such action would reasonably be expected to increase either Seller’s (or their direct or indirect beneficial owners’) Liability for Income Taxes or obligations with respect to Taxes under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not voluntarily approach any state Governmental Authority with respect to any Pass-Through Income Tax Return (or Taxes or withholding payable in respect thereof) for any Pre-Closing Tax Period or Straddle Period.

(b)    The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all non-Pass-Through Income Tax Returns for the Group Companies for any Pre-Closing Tax Period or Straddle Period. All such Tax Returns shall be prepared in a manner consistent with the past practice and custom of the Group Companies to the extent consistent with applicable Legal Requirements and this Agreement. The Buyer shall provide BSI with completed drafts of any such non-Pass-Through Income Tax Returns that are filed after the Closing Date for BSI’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall consider in good faith BSI’s revisions to such Tax Returns. Without the consent of BSI (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not file any amended non-Pass-Through Income Tax Return for the Group Companies for any Pre-Closing Tax Period or Straddle Period, shall not make any Tax election with respect to the Group Companies with retroactive effect to any Pre-Closing Tax Period or Straddle Period of the Group Companies, and shall not voluntarily approach any Governmental Authority with respect to any Taxes of the Group Companies in any Pre-Closing Tax Period or Straddle Period, in each case, to the extent such action would reasonably be expected to increase the Sellers’ (or their direct or indirect beneficial owners’) Liability for Taxes or obligations with respect to Taxes under this Agreement; provided that if BSI does not consent to an action that the Buyer determines is required by an applicable Legal Requirement, the Buyer shall be entitled to take such action if determined by the Arbiter to be required by such Legal Requirement under the procedures of Section 3.1.7 mutatis mutandis. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not voluntarily approach any state Governmental Authority with respect to any non-Pass-Through Income Tax Return (or Taxes or withholding payable in respect thereof) for any Pre-Closing Tax Period or Straddle Period.

8.12.2.    Tax Contests. After the Closing Date, the Buyer, the Group Companies and each Seller, respectively, shall inform the other Parties in writing of the commencement of any Action or self-assessment (i) relating in whole or in part to a Pass-Through Income Tax Return for a Tax period ending on or before or including the Closing Date or (ii) which could result in an increased Tax liability of Sellers or an obligation of the Sellers (a “Tax Contest”). BSI shall have the right to represent the interests of the Group Companies in, and control, any and all Tax Contests; provided that the Buyer shall have the right to participate in any such Tax Contest and to employ counsel at its own expense and choice for purposes of such participation. BSI shall keep the Buyer reasonably informed of any Tax Contest and shall not agree or consent to compromise or settle any Tax Contest without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If BSI does not elect to represent the interests of the Group Companies or control a Tax Contest, then the Buyer shall represent the rights of the Group Companies in, and control, such Tax Contest; provided that in such case BSI shall have the right to participate in any such Tax Contest and to employ counsel at their own expense and choice for purposes of such participation; provided, further, that the Buyer shall keep BSI reasonably informed of any such Tax Contest and shall not agree or consent to compromise or settle any such Tax Context without BSI’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, unless the BSI and the Buyer, in their sole discretion, both agree otherwise, a “push-out” election shall be made by the applicable Group Company under Section 6226 of the Code (or any similar or analogous election under state, local or non-U.S. Legal Requirement) with respect to any imputed underpayment (or similar amount under state, local or non-U.S. Tax-related Legal

Requirements) that is allocable to a Pre-Closing Tax Period or Straddle Period for taxable years in which Subchapter C of Chapter 63, as amended by the Bipartisan Budget Act of 2015, applies.

8.12.3.    Cooperation. The Buyer, the Group Companies and the Sellers shall cooperate fully as and to the extent reasonably requested by the other Parties in connection with the preparation and filing of any Tax Return required of the Group Companies, and the defense of any Tax Contest or any other Action, with respect to Taxes or Tax Returns of or with respect to a Group Company for a Pre-Closing Tax Period, all in a manner consistent with this Agreement.

8.12.4.    Tax Treatment.

(a)    The Parties agree to treat, and to cause their Affiliates to treat, the sale of each of the BSI Company Equity Interest and the TS&W LP Company Equity Interest in a manner consistent with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, for U.S. federal, and, to the extent applicable, state and local Income Tax purposes. In connection with the preceding sentence, the Parties agree that the entirety of the Parent Consideration Shares and the TS&W Investment Consideration are being transferred in consideration for the sale of the TS&W LP Company Equity Interest and no portion of that consideration constitutes compensation to the TS&W Partners.

(b)    To the extent relevant for state, and local Income Tax purposes, the Parties agree that the Company’s items of income, gain, loss, deduction and credit for the taxable year that includes the Closing Date will be allocated for any applicable state, and local Income Tax purposes using the “closing of the books” method as described in Section 706(d)(1) of the Code and Treasury Regulation Section 1.706-1(c) (and corresponding state or local Income Tax-related Legal Requirements where applicable) as of the end of day on the Closing Date. Any deductions available for bonus or other compensatory payments paid or accrued by the Company on or before the Closing Date or that are or have been economically borne by the Sellers, and any other available compensatory deductions available by reason of the transactions contemplated by this Agreement (including by reason of vesting or otherwise), shall, to the extent permitted by applicable Legal Requirements, be allocated to the Sellers and to Tax periods (or portions thereof) ending on or prior to the Closing Date for U.S. federal, and, to the extent applicable, state and local Income Tax purposes.

(c)    To the extent relevant for state and local Income Tax purposes, the Company shall make an election under Section 754 of the Code (and any similar provision of applicable state or local law) for the taxable year that includes the Closing Date.

8.12.5.    Purchase Price Allocation. Following the Closing, the Buyer shall prepare a draft allocation of the Adjusted BSI Closing Consideration and the Adjusted TS&W Closing Consideration in accordance with the principles set forth on Schedule 8.12.5 (the “Allocation Schedule”), which shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Section 751 and Section 755 of the Code, with respect to the BSI Company Equity Interest and the TS&W LP Company Equity Interest (the “Purchase Price Allocation”) and deliver the draft Purchase Price Allocation to BSI for review and comment. BSI shall cooperate with the Buyer in such preparation. If BSI has any objection to the Purchase Price Allocation, BSI shall deliver to the Buyer a statement setting forth their objections and suggested adjustments within thirty (30) days from the delivery of the Purchase Price Allocation (an “Allocation Objections Statement”). The Buyer agrees to consider any objection set forth in the Allocation Objections Statement(s) in good faith. In the case the Buyer does not accept any of the objections of BSI set forth on an Allocation Objections Statement, BSI and the Buyer agree to attempt to resolve the associated dispute within twenty (20) days after BSI provides its objections. If any matter of such dispute is not resolved in this timeframe, BSI and the Buyer shall submit such matter for resolution to the Arbiter in accordance with the Allocation Schedule and the procedures of Section 3.1.7 (without the requirement for a Notice of Disagreement). The Purchase Price Allocation shall be adjusted from time to time to reflect any adjustments to the Adjusted BSI Closing Consideration and to the Adjusted TS&W LP Closing Consideration, as determined for Tax purposes in a manner consistent with this Section 8.12.5. Each Party shall file all Tax Returns consistently with the Purchase Price Allocation as finalized pursuant to this Agreement and shall not take any position that is inconsistent with the Purchase Price Allocation, unless required by applicable Legal Requirements.

8.12.6.    Straddle Periods; Pre-Closing Tax Periods. For purposes of determining the amount of Tax assets or Tax Liabilities included in Working Capital, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes of the Group Companies that is attributable to the applicable Pre-Closing Tax Period for Taxes that are property, ad valorem or similar Taxes assessed on a periodic basis will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes of the Group Companies that relate to the Pre-Closing Tax Period portion of a Straddle Period will be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the applicable Group Company holds an interest will be deemed to terminate at such time); provided that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

8.12.7.    Transfer Taxes. The Sellers, on the one hand, and the Buyer, on the other hand, shall pay, or cause to be paid, 50% of the amount of any documentary, sales, use, real property transfer, registration, value-added, transfer, stamp, recording, and other similar Taxes, fees, and costs, together with all interest thereon, penalties, fines, costs, additions to Tax and other additional amounts with respect thereto (“Transfer Taxes”), which may be imposed in connection with the transactions contemplated by this Agreement. The Party required by Legal Requirements to do so shall prepare and file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes in accordance with applicable Legal Requirements and the other Parties shall cooperate in such preparation.

8.12.8.    State Tax Filing Indemnity. Each of the Sellers, severally and not jointly, and on a pro rata basis based on each such Seller’s percentage interest in the Company as of immediately prior the Closing (provided, however, that any obligation pursuant to this Section 8.12.8 for any non-resident withholding Tax in Massachusetts shall be borne exclusively by TS&W LP to the extent the underlying claim giving rise to such obligation is attributable to the TS&W LP Company Equity Interest), shall indemnify and hold harmless the Buyer from and against any out-of-pocket costs, expenses, losses, judgments, fines, claims, damages, Liabilities, and amounts actually paid, incurred, or suffered by the Buyer for any Pre-Closing Tax Period resulting from any failure by any Group Company to file Pass-Through Income Tax Returns in any U.S. state Tax jurisdiction in which such filing was required in any Pre-Closing Tax Period as a result of a claim from the applicable taxing authority in such jurisdiction. The Sellers’ obligations pursuant to this Section 8.12.8 shall not exceed $750,000 in the aggregate.

8.12.9.    Adjustment to Purchase Price. Payments under Section 3.1.9, Section 3.2, and Section 8.12.8 shall be treated as adjustments to purchase price to the extent permitted by applicable Legal Requirements.

8.13.    BSI Trademarks. As soon as reasonably practicable following the Closing and in no event later than ninety (90) days after the Closing Date, the Buyer shall cause the Group Companies to (a) cease all use of the BSI Trademarks, and (b) replace any BSI Trademarks incorporated, referenced or contained in any signs, logos, email addresses or signatures, websites, domain names, or other public-facing materials in the Group Companies’ possession or control. In no event, after the Closing Date, shall any Group Company or the Buyer register or apply for registration, or allow any Person who is an Affiliate of the Buyer or acting at the direction of the Buyer or a Group Company to register or apply for registration on their behalf, any BSI Trademarks.

8.14.    Section 15(f) of the Investment Company Act. The Parties each agree to comply with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereby, and the Buyer acknowledges that the Sellers and the Group Companies have entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Neither the Buyer nor any of its Affiliates shall take (or fail to take) any action if such action (or failure to take such action) would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement as to any Public Fund. In that regard, the Buyer and its Affiliates (a) shall use reasonable best efforts to cause the Group Companies to conduct their business so that for a period of three (3) years after the Closing Date, at least seventy-five (75%) percent of the members of each Public Fund Board are not (i) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Public Fund after the Closing or (ii) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Public Fund immediately prior to the Closing and (b) shall cause the Group Companies to conduct their business so that there is not imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any Public Fund as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto. For a period of three (3) years from the Closing Date, neither the Buyer nor any of its Affiliates (including the Group Companies) shall voluntarily engage in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) of any investment advisory agreement with any Public Fund currently managed (including in a sub-advisory capacity) by a Group Company, without first obtaining covenants in all material respects the same as those contained in this Section 8.14; provided, however, that if a Group Company obtained an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit such Group Company to act in a manner consistent with such SEC exemptive order. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contain in this Section 8.14 are intended only for the benefit of the Parties and for no other Person.

8.15.    Seed Capital Interests. Within five (5) Business Days following the Closing Date, the Buyer shall (or shall cause one of its Affiliates to), make investments in cash with the Group Companies that replicate the Seed Capital Interests held by BSI or its Affiliates (other than the Group Companies) as of the Determination Date. Such investments shall replicate both the form (e.g., if the Seed Capital Interest is in the form of a separate account, then the investment by the Buyer or its applicable Affiliate shall be in the form of a separate account) and the value (with such value determined in accordance with the ordinary course past practices of the Group Companies) of the Seed Capital Interests as of the Determination Date (and not the value listed on Exhibit D, which is for identification purposes only). Reasonably promptly, and in any event within five (5) Business Days, after the Buyer makes or causes to be made such investments, BSI shall take such actions, or cause one of its Affiliates to take such actions, as may be reasonably necessary to redeem all of the Seed Capital Interests for cash; provided that if the Buyer shall not have made or caused to be made such investments within fifteen (15) Business Days following the Closing Date, BSI shall be entitled to redeem all of the Seed Capital Interests for cash at such time notwithstanding the failure by the Buyer to have made or caused to be made such investments prior to such time. The Buyer shall, and shall cause each of its Affiliates (including the Group Companies) to, take such actions as may be reasonably necessary to cause such redemptions to occur promptly upon request by BSI or its applicable Affiliate.

8.16.    Private Funds Division. Prior to the Closing, the Parties shall, and shall cause their applicable Affiliates to, take such actions as may be reasonably necessary to cause the following actions to occur: (a) BrightSphere Investment Funds, LLC, a Delaware limited liability company (“BIF”), shall be divided into a resulting company and a surviving company in accordance with applicable provisions of the Delaware Limited Liability Company Act; (b) BIF shall be the surviving company resulting from such division, and the name of the resulting company from such division shall be determined by the Buyer and the Company following the date hereof, a Delaware limited liability company (“TSWIF”); (c) the Company shall be designated as the manager of TSWIF; (d) each Private Fund shall be allocated to, and shall become a series of, TSWIF, and the assets and Liabilities of each Private Fund shall be allocated to such series of TSWIF; each member of each Private Fund shall be admitted as a member of TSWIF and shall continue as a member of the applicable Private Fund with the same limited liability company interest and capital account in such Private Fund as such member had immediately prior to such division; and (f) the Advisory Contract in effect between the Company, on the one hand, and BIF, on the other hand, with respect to the Private Funds shall be allocated to TSWIF and the Private Funds shall continue to be managed by the Group Companies following such division pursuant to the terms of such Advisory Contract. BSI shall reasonably consult with the Buyer regarding the foregoing division, shall provide the Buyer with copies of the draft documentation to be used to implement such division, consider in good faith any comments thereon that may be provided by the Buyer or its Representatives to BSI, and not execute any such documentation or alter or amend any such documentation in any manner, in each case, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned, or delayed).

8.17.    Notification of Certain Matters. Following the date hereof until the earlier of the Termination Date or the Closing Date, as applicable, the Sellers shall use their respective reasonable best efforts to promptly notify the Buyer in writing (a) if either Seller becomes aware of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event that (i) has resulted in, or would reasonably be expected to result in, any condition set forth in Section 9.1 or Section 9.2 becoming incapable of being satisfied or (ii) has had a Material Adverse Effect; and (b) (i) of receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) of receipt of any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

8.18.    Confidentiality.

8.18.1.    For a period of three (3) years after the Closing, the Sellers shall hold, and shall direct their respective Representatives and Affiliates that receive Confidential Information (collectively, the “Receiving Parties”) to hold, in confidence, and shall not communicate, divulge, furnish or make accessible to any Person, all confidential documents and information concerning the Group Companies, as applicable (the “Disclosing Party”), including all confidential documents and information concerning the business of the Disclosing Party and the Disclosing Party’s suppliers, investors, and employees, including the terms of any Contracts, the status of any investment, trade secrets or other confidential or proprietary information, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents to the extent derived from, or to the extent containing, reflecting or based upon any such information (collectively, “Confidential Information”), except to the extent that such information is (a) in the public domain through no fault of any Receiving Party; (b) lawfully acquired by a Receiving Party from a third party, without knowledge by the Receiving Party of such source being in breach of any confidentiality obligation to the Disclosing Party; or (c) independently developed by the Receiving Party. The Seller shall be liable for any breach of this Section 8.18.1 by any of its Representatives or Affiliates that are Receiving Parties.

8.18.2.    Notwithstanding Section 8.18.1 of this Agreement, the Receiving Parties may disclose Confidential Information (a) as required by applicable Legal Requirement or stock exchange (including the ASX); (b) to the extent necessary or desirable in connection with the Securities Offering or as part of the Offer Materials; (c) to the extent necessary to complete Tax Returns; (d) in connection with the enforcement of rights hereunder or the defense of any Action brought by a Party pursuant to or relating to this Agreement; (e) pursuant to the operation of any provision of this Agreement or pursuant to compliance with the terms of this Agreement; (f) to an actual or potential insurer, financier, or underwriter of the Receiving Parties and Representatives who have a need to know such information and are subject to confidentiality obligations with respect thereto; and (g) to Representatives of the Receiving Parties who have a need to know such information and are subject to confidentiality obligations with respect thereto. In the event the Receiving Party receives an Order to disclose any Confidential Information, the Receiving Party will give the Disclosing Party reasonably prompt notice, to the extent practicable, of such request so that the Disclosing Party may seek an appropriate protective order. If the Receiving Party is nevertheless compelled by legal process to disclose any of the Confidential Information, the Receiving Party may make such disclosure without Liability; provided that the Receiving Party has provided notice to the Disclosing Party as required above and that the Receiving Party cooperates as reasonably requested by the Disclosing Party in seeking to obtain a protective order. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects a Receiving Party’s communicating with any Governmental Authority, or communicating with any official or staff person of a Governmental Authority, concerning matters relevant to the Governmental Authority, or requires such receiving Party to furnish the Disclosing Party with notice of the same, and (ii) such Receiving Party cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of Legal Requirement, or (y) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that a Disclosing Party may seek criminal or civil penalties if such Receiving Party unlawfully accesses trade secrets by unauthorized means.

8.18.3.    Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of the Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of, and Tax strategies relating to, the transactions contemplated by this Agreement and any other document related thereto, and all materials of any kind (including opinions or other Tax analyses, but excluding the identity of the other Parties) that are provided to the Party relating to such Tax treatment, Tax structure or Tax strategies.

8.19.    Termination of Intracompany Arrangements. The Sellers shall cause (a) all intercompany receivables or payables or intercompany debt between a Group Company, on the one hand, and a Seller or any Affiliate of either Seller, on the other hand, to be paid off or set off prior to the Determination Date, and (b) all Contracts and arrangements between a Group Company, on the one hand, and a Seller or any Affiliate of either Seller, on the other hand, to hereby terminate as of the Closing Date without any consideration or further Liability to any party and without the need for any further documentation.

8.20.    Data Room Copies. The Company shall use reasonable best efforts to provide the Buyer three digital copies of any electronic data room reasonably promptly (and within five (5) Business Days) after the date of this Agreement.

9.    CLOSING CONDITIONS.

9.1.    Mutual Closing Conditions. The respective obligations of each Party to consummate the Closing shall be subject to the fulfillment (or written waiver by BSI and the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

9.1.1.    All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

9.1.2.    No Legal Requirement preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall have been enacted after the date hereof and no temporary, preliminary, or permanent Order preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall be in effect.

9.2.    Closing Conditions of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the fulfillment (or written waiver by the Buyer, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

9.2.1.    (a) Each Seller Fundamental Representation shall, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, be true and correct in all respects (except for such inaccuracies that are de minimis), in each case, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in such manner as of such earlier date); and (b) each of the other representations and warranties of the Sellers set forth in Article 4 and of the Company set forth in Article 5 shall, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in such manner as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

9.2.2.    The Sellers and the Group Companies shall have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing.

9.2.3.    Since the date of this Agreement there shall not have been any Material Adverse Effect.

9.2.4    The Client Consent Percentage shall be greater than or equal to 80%.

9.2.5.    The Restructuring shall have occurred and, with effect immediately after the Closing, the Buyer shall have been admitted as a special limited partner of TS&W LP.

9.2.6.    The Buyer shall have received at or prior to the Closing each of the deliveries contemplated by Section 2.3.1 (other than as set forth in paragraph (a) thereof, which deliveries shall, for the avoidance of doubt, be delivered at the Closing).

9.3.    Closing Conditions of the Sellers. The obligations of the Sellers to consummate the Closing shall be subject to the fulfillment (or written waiver by BSI, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

9.3.1.    (a) Each Buyer Fundamental Representation and each Parent Fundamental Representation shall, without giving effect to any materiality or “material adverse effect” qualifications therein, be true and correct in all respects (except for such inaccuracies that are de minimis), in each case, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in such manner as of such earlier date); and (b) each of the other representations and warranties of the Buyer set forth in Article 6 and of the Parent set forth in Article 7 shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in such manner as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

9.3.2.    The Buyer and Parent shall have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing.

9.3.3.    The Sellers shall have received at or prior to the Closing each of the deliveries contemplated by Section 2.3.2 (other than as set forth in paragraphs (a)(ii) and (a)(iii) thereof, which deliveries shall, for the avoidance of doubt, be delivered at the Closing).

10.    TERMINATION AND REMEDIES.

10.1.    Termination of Agreement. This Agreement may be terminated as follows:

10.1.1.    by mutual written consent of BSI and the Buyer;

10.1.2.    by either BSI or the Buyer, if any Governmental Authority shall have issued an Order, enacted or enforced a Legal Requirement, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Legal Requirement, or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1.2 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Legal Requirement, or other action;

10.1.3.    by either BSI or the Buyer, if the Closing does not occur on or before November 9, 2021 (the “End Date”); provided that if a Key Person Trigger occurs after August 9, 2021, then the Buyer and Parent shall use their respective reasonable best efforts to extend the term of Parent’s debt commitment papers entered into in connection with the transactions contemplated by this Agreement to a date that is not less than 90 days after the date of such Key Person Trigger (which reasonable best efforts shall not require the Buyer or Parent to accept changes in the terms and conditions of such debt commitment papers (including any payment of fees in connection therewith) which are, taken in the aggregate, material and adverse as compared to the terms of the debt commitment papers as in effect on the date hereof), and if the term of the debt commitment papers is so extended then the End Date shall be automatically, and without any required action by any of the Parties hereto, extended to that same date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1.3 shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the failure of the Closing to occur on or before the End Date;

10.1.4.    by BSI, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 9.1 or Section 9.3 and (b) either cannot be cured by the End Date or is not cured within 30 days from the date of delivery of a written notice from BSI to the Buyer of such breach or failure to perform; provided that BSI shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Sellers or the Company is then in material breach of any of their representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 9.1 or Section 9.2;

10.1.5.    by the Buyer, if the Sellers or the Company shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 and (b) either cannot be cured by the End Date or is not cured within 30 days from the date of delivery of a written notice from the Buyer to BSI of such breach or failure to perform; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.5 if it is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 9.1 or Section 9.3; and

10.1.6.    by BSI, if (a) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing); (b) the date that the Closing is required to have occurred in accordance with Section 2.2 has passed; (c) BSI has irrevocably confirmed by written notice to the Buyer that all conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than any such conditions that by their terms or by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions if the Closing is consummated and that each Seller is ready, willing, and able to consummate the Closing; and (d) the Closing is not consummated within three (3) Business Days following delivery of such notice to the Buyer.

10.2.    Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, written notice thereof shall be given to the other Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 10.1.1) and, except as otherwise set forth in this Section 10.2, this Agreement shall forthwith become null and void and have no further force or effect, without any Liability on the part of any Party; provided that the provisions of Sections 8.3, 8.4.2, 8.6, and Article 11 shall survive any termination of this Agreement; provided, further, that each Party shall remain liable to the other Parties for any breach by such Party of this Agreement prior to any such termination of this Agreement.

11.    MISCELLANEOUS.

11.1.    No Survival; Representations and Warranties Insurance.

11.1.1.    None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and all rights, claims, and causes of action (whether in contract or in tort or otherwise, and whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, (a) the representations and warranties of Parent set forth in Section 7.6 and Section 7.7 shall survive the Closing for a period of one (1) year following the Closing Date, and (b)

neither this Section 11.1.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties that by its terms is required to be performed or complied with after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

11.1.2.    Nothing in Section 11.1.1 will, or will be construed to, prevent a claim brought under the R&W Insurance Policy against the issuer thereof. The Buyer has provided BSI with a true and complete copy of the R&W Insurance Policy. The Buyer has caused, and shall continue to cause, the R&W Insurance Policy to provide that the insurer thereunder shall have no subrogation or other similar rights against any Seller or any of their respective Affiliates, except solely in the case of Fraud. The Buyer shall not amend the subrogation or third party beneficiary provisions contained in the R&W Insurance Policy or otherwise amend, modify, or waive any provision of the R&W Insurance Policy in a manner that would reasonably be expected to have an adverse effect on the Sellers or any of their respective Affiliates, in each case without the prior written consent of BSI. Except to the extent set forth in Transaction Expenses, the Buyer shall be solely responsible for the premium and any related taxes, fees, costs and expenses of or for the R&W Insurance Policy.

11.2.    Release.

11.2.1.    Effective as of the consummation of the Closing, the Buyer and the Company, on behalf of themselves, their respective Affiliates, and their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (in each case, other than any Seller Released Party) (the “Group Company Releasing Parties”) hereby irrevocably waives, releases, remises, and forever discharges the Sellers, their Affiliates (other than the Group Companies), and each of their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (the “Seller Released Parties”) from any and all Actions, claims, damages, Liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind that any Group Company Releasing Party has had, currently has, or may in the future have against any of the Seller Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect and arising out, in connection with, or relating to the operation of the business of the Group Companies at any time prior to the Closing or any agreement, arrangement, Contract, or transaction entered into by any of the Group Companies at any time prior to the Closing and, in each case, relating to the operation of the business of the Group Companies at any time prior to the Closing; provided that the foregoing releases shall not apply to any claim against a Seller Released Party (a) pursuant to this Agreement or pursuant to any of the transactions contemplated by this Agreement (and whether for breach of this Agreement or otherwise); (b) arising from an employment relationship or arrangement, including any right to accrued unpaid compensation, benefits or expense reimbursements owed to such Person in such Person’s capacity as an employee of any Group Company; (c) arising from commercial relationships or arrangements unrelated to the transactions contemplated hereby; or (d) pursuant to any claims that cannot be released or waived as a matter of Legal Requirements.

11.2.2.    Effective as of the consummation of the Closing, the Sellers, on behalf of themselves, their respective Affiliates, and their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (in each case, other than any Buyer Released Party) (the “Seller Releasing Parties”) hereby irrevocably waives, releases, remises, and forever discharges the Buyer, the Group Companies, their respective Affiliates (other than the Seller Releasing Parties), and each of their respective direct and indirect directors, officers, members, managers, partners, equityholders, employees, agents, successors and assigns (the “Buyer Released Parties”) from any and all Actions, claims, damages, Liabilities, obligations, costs, expenses, losses, judgments, fines, debts, or other demands of any kind that any Seller Releasing Party has had, currently has, or may in the future have against any of the Buyer Released Parties, in each case, whether known or unknown, suspected or unsuspected, absolute or contingent, or direct or indirect and arising out, in connection with, or relating to the operation of the business of the Group Companies at any time prior to the Closing or any agreement, arrangement, Contract or transaction entered into by any of the Group Companies at any time prior to the Closing and in each case relating to the operation of the business of the Group Companies at any time prior to the Closing; provided that the foregoing releases shall not apply to any claim against a Buyer Released Party (a) pursuant to this Agreement or pursuant to any of the transactions contemplated by this Agreement (and whether for breach of this Agreement or otherwise); (b) arising from an employment relationship or arrangement, including any right to accrued unpaid compensation, benefits or expense reimbursements owed to such Person in such Person’s capacity as an employee of any Group Company; (c) arising from commercial relationships or arrangements unrelated to the transactions contemplated hereby; or (d) pursuant to any claims that cannot be released or waived as a matter of Legal Requirements.

11.2.3.    Each Party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the releases provided for in this Section 11.2. However, it is the intention of each Party that such releases shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 11.2. In furtherance of this intention, each Party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, each Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 11.2, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction.

11.3.    Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing (including by email, so long as such email states that it is a notice delivered pursuant to this Section 11.3) and must be delivered, given, or otherwise provided:

(a) by hand (in which case, it shall be effective upon delivery); (b) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service); or (c) by email (in which case, it shall be effective on the date of transmission with confirmation of transmission), in each case, to the address listed below:

If to the Sellers (or the Group Companies prior to the Closing):

c/o BrightSphere Investment Group
Level 53, 200 Clarendon St.
Boston, Massachusetts 02116
Attention: Chief Legal Officer
Email: rhart@bsig.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP 191 N. Wacker Drive,
32nd Floor Chicago, Illinois 60606
Attention: Matthew J. Richards
Email: matthew.richards@ropesgray.com

and a copy (which shall not constitute notice) to:

Thompson, Siegel & Walmsley LLC
6641 West Broad Street, Suite 600
Richmond, VA 23230
Attn: John L. Reifsnider, Chief Executive Officer
Email: jreifsnider@TSWINVEST.com

and a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street Boston, Massachusetts 02109
Attn: Leonard A. Pierce
Email: leonard.pierce@wilmerhale.com

If to WS&T GP:

WS&T Investment Holdings GP LLC
c/o Thompson, Siegel & Walmsley LLC
6641 West Broad Street, Suite 600
Richmond, VA 23230
Attn: John L. Reifsnider
Email: jreifsnider@TSWINVEST.com

and a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street Boston, Massachusetts 02109
Attn: Leonard A. Pierce
Email: leonard.pierce@wilmerhale.com

If to the Buyer or Parent (or the Group Companies following the Closing):

Pendal Group
Level 14, The Chifley Tower
2 Chifley Square Sydney NSW 2000
Australia
Attention: Ross Blackman
Email: ross.blackman@pendalgroup.com

with a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Stephen Besen
Michael Parshall
Email: stephen.besen@allenovery.com
michael.parshall@allenovery.com

Each of the Parties may specify a different address by giving notice in accordance with this Section 11.3 to each of the other Parties hereto.

11.4.    Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate, or otherwise transfer either this Agreement or any of their rights, interests, or obligations hereunder without the prior written consent of BSI and the Buyer; provided that Buyer shall be permitted to assign this Agreement and its rights, interests, and obligations hereunder to any directly or indirectly wholly owned Subsidiary of Parent; provided that (a) no such assignment shall relieve the Buyer of any of its obligations hereunder and (b) the Buyer may not assign any rights, interests, or obligations without the consent of the other Party if such assignment could cause the Tax treatment set forth in Section 8.12.4 and Section 8.12.9 not to apply. Except as set forth in Sections 8.10, 11.2, 11.15, and 11.16 (each of which shall be for the benefit of, and shall be enforceable by, the Persons named therein), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

11.5.    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by BSI and the Buyer. No waiver by any Party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

11.6.    Entire Agreement. This Agreement, together with the Confidentiality Agreement, and any other documents, schedules, instruments, agreements or certificates delivered in connection herewith, constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the Parties’ intent.

11.7.    Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature by any Party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

11.8.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the Parties.

11.9.    Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

11.10.    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.11.    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Each of the Parties hereto agrees that, without any requirement for the posting of any bond or other undertaking, each Party may be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 11.13.1, in addition to any other remedy to which they may be entitled, at law or in equity. Each Party hereto further agrees that, in the event of any Action for an injunction or specific performance in respect of any such threatened or actual breach or violation, they shall not assert that a remedy at law would be adequate. In the event any Party brings an Action to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or to enforce specifically this Agreement and the terms and provisions hereof (other than an Action regarding any covenant that expressly survives the consummation of the Closing), the End Date shall be automatically extended until the later of (a) the twentieth (20th) Business Day following the final and nonappealable resolution of such Action and (b) such other deadline as may be established by the court presiding over such Action.

11.12.    Governing Law. This Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, and all Actions arising in whole or in part under or in connection with this Agreement or any of the transactions contemplated hereby, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

11.13.    Jurisdiction; Venue; Service of Process.

11.13.1.    Jurisdiction. Each Party to this Agreement, by their execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware for the purpose of any Action between the Parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the transactions contemplated hereby; (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named court, that venue in such court is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the above-named court should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than the above-named court, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the above-named court or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or prosecute any such Action other than before the above-named court. Notwithstanding the foregoing, (i) a Party hereto may commence any Action in a court other than the above-named court solely for the purpose of enforcing an Order or judgment issued by the above-named court and (ii) the dispute resolution procedures set forth in Article 3 shall be the sole and exclusive means by which the Parties may resolve any disputes arising thereunder and any resolution of any such dispute in accordance with such dispute resolution procedures shall be valid and binding on the Parties hereto.

11.13.2.    Service of Process. Each Party hereto hereby (a) consents to service of process in any Action between the Parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the transactions contemplated hereby in any manner permitted by Delaware law; (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at their address specified pursuant to Section 11.3 shall constitute good and valid service of process in any such Action; and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.14.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION AND ANY SUCH ACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15.    Non-Recourse. This Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. With respect to each Party, no direct or indirect past, present, or future Affiliate, director, officer, member, manager, partner, equityholder, employee, agent or Representative of such Party, and no direct or indirect past, present, or future director, officer, member, manager, partner, equityholder, employee, agent or Representative of any Affiliate of such Party shall have any obligation or liability of any kind (whether in contract or tort, at law, in equity or otherwise, or based upon any theory that seeks to impose liability upon of a Person against any Person related to such other first Person) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of such Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16.    Waiver of Conflicts.

11.16.1.    Ropes & Gray LLP (“Ropes”) has acted as legal counsel to BSI, the Group Companies, and certain of their respective Affiliates prior to the Closing, and intends to continue to act as legal counsel to BSI and certain of its Affiliates following the Closing. As such, the Buyer and the Group Companies, on behalf of themselves and their respective Affiliates, hereby waive any conflicts that may arise in connection with Ropes representing BSI and its Affiliates following the Closing. In the event that a dispute arises between or among the Buyer and any of its Affiliates (including, after the Closing, the Group Companies), on the one hand, and BSI and any of its Affiliates, on the other hand, each of the Parties, on behalf of themselves and their respective Affiliates, hereby agrees (a) that Ropes may represent BSI and its Affiliates in such dispute even though the interests of BSI and its Affiliates may be directly adverse to those of the Buyer and its Affiliates (including, after the Closing, the Group Companies) and (b) that even though Ropes may have represented the Group Companies in a matter substantially related to such dispute, to waive any conflict of interest in connection with such representation by Ropes.

11.16.2.    The Parties further agree that, as to all communications among Ropes and the Group Companies, and all attorney work product that relates in any way to the transactions contemplated by this Agreement (such communications and work product collectively, “Ropes Confidential Communications”), the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong solely to BSI and shall solely be controlled by BSI and shall not pass to or be claimed by the Buyer, or, after the Closing, the Group Companies, it being the intention of the Parties that all rights of any Person under or with respect to such attorney-client privilege, work product protection, or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection, or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, BSI. Notwithstanding the foregoing, in the event that, following the Closing, a dispute arises between the Buyer or a Group Company, on the one hand, and a third party (other than a Seller, but including any Governmental Authority), on the other hand, the Buyer or Group Companies, as applicable, shall assert the attorney-client privilege against such third party to the extent necessary to prevent disclosure of any Confidential Communications.

11.16.3.    WilmerHale (“WH”) has acted as legal counsel to the Company, TS&W LP, WS&T GP and the TS&W Partners, and certain of their respective Affiliates prior to the Closing, and intends to continue to act as legal counsel to TS&W LP, WS&T GP and the TS&W Partners and certain of their Affiliates following the Closing. As such, the Buyer and the Group Companies, on behalf of themselves and their respective Affiliates, hereby waive any conflicts that may arise in connection with WH representing TS&W LP, WS&T GP and the TS&W Partners and their Affiliates following the Closing. In the event that a dispute arises between or among the Buyer and any of its Affiliates (including, after the Closing, the Group Companies), on the one hand, and TS&W LP, WS&T GP or the TS&W Partners and any of their Affiliates, on the other hand, each of the Parties, on behalf of themselves and their respective Affiliates, hereby agrees (a) that WH may represent TS&W LP, WS&T GP and the TS&W Partners, as applicable, and their Affiliates in such dispute even though the interests TS&W LP, WS&T GP or the TS&W Partners, as applicable, and their Affiliates may be directly adverse to those of the Buyer and its Affiliates (including, after the Closing, the Group Companies) and (b) that even though WH may have represented the Group Companies in a matter substantially related to such dispute, to waive any conflict of interest in connection with such representation by WH.

11.16.4.    The Parties further agree that, as to all communications among WH and the Group Companies, and all attorney work product that relates in any way to the transactions contemplated by this Agreement (such communications and work product collectively, “WH Confidential Communications”), the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong solely to TS&W LP, WS&T GP and the TS&W Partners, as applicable and shall solely be controlled by TS&W LP, WS&T GP and the TS&W Partners, as applicable and shall not pass to or be claimed by the Buyer, or, after the Closing, the Group Companies, it being the intention of the Parties that all rights of any Person under or with respect to such attorney-client privilege, work product protection, or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection, or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, TS&W LP, WS&T GP and the TS&W Partners, as applicable.

11.16.5.    The Parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 11.16. The Buyer acknowledges and agrees, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Ropes or WH. This Section 11.16 is for the benefit of Ropes and WH (including its partners and employees), which is an intended third-party beneficiary of this Section 11.16.

11.17.    Parent Guaranty.

11.17.1.    To induce the Sellers to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Sellers the full, complete and timely payment and performance by the Buyer of each and every obligation, Liability, covenant and other agreement of the Buyer in this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time (collectively, the “Parent Guaranteed Obligations”), in each case whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any Parent Guaranteed Obligation or operated as a discharge thereof (the “Parent Guaranty”).

11.17.2.    Parent acknowledges and agrees that the Parent Guaranty constitutes a guaranty of performance and of payment when due of the Parent Guaranteed Obligations and not just of collection, and Parent waives any right to require that any resort be had by any Person to enforce any of the Parent Guaranteed Obligations against the Buyer or any other Person. Without limiting the generality of the foregoing, Parent hereby waives promptness, diligence, notice of the acceptance of the Parent Guaranty and of the Parent Guaranteed Obligations, presentation, demand for payment, dishonor, protest, default notice of non-performance, notice of incurrence of any of the Parent Guaranteed Obligations, all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally.

11.17.3.    Parent agrees that the Sellers may, at any time and from time to time, without notice to or further consent of Parent, extend the time of payment of any of the Parent Guaranteed Obligations, and may also make any agreement with the Buyer for the extension, renewal, payment, compromise, discharge, or release thereof, in whole or in part, without in any way impairing or affecting Parent’s obligations under this Agreement. Parent agrees that the Parent Guaranty or the Parent Guaranteed Obligations shall not be released, discharged, in whole or in part, or otherwise affected by (a) the failure of any Person to assert any claim, make any demand, or enforce or exercise any right or remedy against the Buyer or any other Person, whether under this Agreement or otherwise; (b) any change in the time, place or manner of payment of any Parent Guaranteed Obligations; (c) the addition or substitution of any Person now or hereafter liable with respect to the Parent Guaranteed Obligations, to or from this Agreement; (d) any change in the corporate existence, structure or ownership of the Buyer; (e) any amendment or modification to, or waiver of, the terms of this Agreement; (f) the bankruptcy, insolvency, liquidation, dissolution, winding-up of, or any similar or analogous event involving or affecting, the Buyer; (g) the existence of any claim, set-off or other right that Parent may have at any time against the Buyer or the Sellers, whether in connection with the Parent Guaranteed Obligations or otherwise; (h) the adequacy of any other means the Buyer may have of obtaining payment or performance of the Parent Guaranteed Obligations; or (i) any other event or condition that, but for the provisions hereof, would constitute a legal or equitable discharge of the obligations of Parent hereunder.

11.17.4.    The Parent Guaranteed Obligations shall not be subject to any reduction, limitation, impairment, or termination for any reason, including any claim of waiver, release, surrender, alteration, or compromise, and shall not be subject to any defense or set-off, claim, recoupment or termination whatsoever by reason of invalidity, illegality, or unenforceability of the Parent Guaranteed Obligations, any impossibility in the performance of the Parent Guaranteed Obligations, or otherwise.

11.17.5.    The Sellers shall not be obligated to file any claim relating to the Parent Guaranteed Obligations in the event that the Buyer becomes subject to a bankruptcy, reorganization, or similar Action, and the failure of the Sellers to so file shall not affect Parent’s obligations hereunder. Parent agrees that the Parent Guaranty shall continue to be effective or be reinstated, as the case maybe, if at any time payment or performance of any Parent Guaranteed Obligations, or any part thereof, is rescinded or must otherwise be restored upon the insolvency, bankruptcy, or reorganization of the Buyer.

11.17.6.    To the fullest extent permitted by applicable Legal Requirements, Parent hereby unconditionally and irrevocably waives, agrees not to assert or otherwise take advantage of any rights that it may now have or hereafter acquire against the Buyer, including rights arising from the existence, payment, performance, or enforcement of Parent’s obligations under or in respect of the Parent Guaranty, this Agreement, including any right of subrogation, reimbursement, exoneration, contribution, or indemnification and any right to participate in any claim or remedy of the Sellers against the Buyer, whether or not such claim, remedy, or right arises in equity or under Contract, statute or common law, including the right to take or receive from the Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy, or right, until the full and indefeasible payment and performance in full of the Parent Guaranteed Obligations. In addition to the foregoing, Parent subordinates all of the rights referred to in this Section 11.17.6 until the full and indefeasible payment and performance in full of the Parent Guaranteed Obligations.

11.17.7.    No failure on the part of the Sellers to exercise, and no delay in exercising, any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Sellers of any such right, remedy or power hereunder or thereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Sellers or allowed to them by Legal Requirements or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Sellers at any time or from time to time.

11.17.8.    The Parent hereby represents and warrants to the Sellers as follows:

(a)    Parent is obtaining substantial benefits from the transactions contemplated by this Agreement and its guaranty is based solely on its independent investigation of the financial condition of the Buyer and is not relying on any information furnished by the Sellers.

(b)    Parent will have at the Closing the financial capacity to pay and perform its obligations under the Parent Guaranty in accordance with the terms and conditions hereof, whether by having sufficient cash, available lines of credit, or other sources of immediately available funds.

(c)    Parent recognizes that the Sellers are relying upon the Parent Guaranty in entering into this Agreement, and further recognizes that the execution and delivery of the Parent Guaranty is a material inducement to the Sellers in entering into this Agreement.

11.17.9.    All notices, requests, claims, demands and other communications under the Parent Guaranty shall be delivered in accordance with Section 11.3 hereof.

11.17.10.    The Parent Guaranty will terminate on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.1.

11.17.11.    The provisions of Sections 11.12, 11.13, and 11.14 shall apply to the Parent Guaranty as if fully set forth in this Section 11.17.

11.17.12.    Parent shall not assign its rights, interests or obligations under this Section 11.17 to any other Person without the prior written consent of BSI. Any attempted assignment in violation of this Section 11.17 shall be null and void; provided that, notwithstanding foregoing, nothing shall restrict Parent from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets, so long as in each such case the acquirer or successor entity, as applicable, assumes Parent’s obligations under this Section 11.17.

[Remainder of the page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Equity Purchase Agreement as of the date first above written.

THE SELLERS:

BRIGHTSPHERE INC.

By: Suren Rana
Name: Suren Rana
Its: President and CEO

TS&W INVESTMENT HOLDINGS LP

By: TS&W INVESTMENT GP
Its: General Partner

By: Richard Hart
Name: Richard Hart
Its: Secretary

THE COMPANY:

THOMPSON, SIEGEL & WALMSLEY LLC

By: John L. Reifsnider
Name: John L. Reifsnider
Its: CEO

[Signature Page to Equity Purchase Agreement]

THE BUYER:

PENDAL USA INC.

By: Nick Good
Name: Nick Good
Its: President

PARENT:

PENDAL GROUP LIMITED

By: James Evans
Name: James Evans
Its: Director

By: Joanne Hawkins
Name: Joanne Hawkins
Its: Company Secretary

[Signature Page to Equity Purchase Agreement]

WS&T GP:

WS&T INVESTMENT HOLDINGS GP LLC

By: John L. Reifsnider
Name: John L. Reifsnider
Its: Authorized Person

[Signature Page to Equity Purchase Agreement]